Exhibit 99.1

As filed with the Comptroller of the Currency on April 16, 1998.

OFFICE OF THE COMPTROLLER OF THE CURRENCY

Washington, DC 20219

PRE-EFFECTIVE AMENDMENT NO. 1 to

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CANYON NATIONAL BANK (In Organization)

(Name of Small Business Issuer in Its Charter)

United States (In Organization)	6021	33-0791978
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

303 North Indian Canyon Drive

Palm Springs, California 92262

(760) 325-4442

(Address and Telephone Number of Principal Executive Offices)

1711 East Palm Canyon Drive

Palm Springs, California 92264

(Address of Principal Place of Business or Intended Principal Place of Business)

Stephen G. Hoffmann

President

Canyon National Bank (I.O.)

303 North Indian Canyon Drive

Palm Springs, California 92262

(760) 325-4442

(Name, Address and Telephone Number of Agent for Service)

With a copy to:

Keith T. Holmes, Esq.

King, Purtich, Holmes, Paterno & Berliner, LLP

1900 Avenue of the Stars

Twenty-Fifth Floor

Los Angeles, California 90067

Approximate Date of Proposed Sale to the Public: April 20, 1998

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Total No. of Pages:

Exhibit Index at page:

CALCULATION OF REGISTRATION FEE

Not Applicable

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Comptroller, acting pursuant to said Section 8(a), may determine.

i

Limitations on Deposit Taking	14
Premiums for Deposit Insurance	15
Consumer Protection Laws and Regulations	15
Certain Other Aspects of Federal Law	17
Recent and Proposed Legislation	17
Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994	17
Riegle Community Development and Regulatory Improvement Act of 1994	18

MANAGEMENT	19

Executive Officers and Organizing Directors	19
Background and Business Experience of Executive Officers and Organizing Directors	21
Compensation and Stock Option Plan	23
Certain Transactions	24

ii

DESCRIPTION OF CAPITAL STOCK	25

Voting Rights	26
Dividends	26
Liquidation Rights	26
Vote Required to Amend	27
Absence of Preemptive Rights	27
Issuance of Debt Securities	27
Assessment	27
Miscellaneous	27

PRINCIPAL SHAREHOLDERS	27

Agua Caliente Band of Cahuilla Indians	28
Voting and Stock Transfer Agreement	28
Commitment Letters	29
Relationship of Organizing Directors to the Tribe	29
Transactions with the Tribe	30

MARKETABILITY OF SECURITIES	30

AUDITORS	30

LITIGATION	30

LEGAL MATTERS	30

FINANCIAL STATEMENTS	30

iii

PROSPECTUS

CANYON NATIONAL BANK

(In Organization)

303 North Indian Canyon Drive

Palm Springs, California 92262

(Organizational Office)

(760) 325-4442

COMMON STOCK

$10.00 Per Share

640,000 to 800,000 Shares

($6,400,000 to $8,000,000)

(Par Value $5.00 Per Share)

(100 Share Minimum Investment)

Canyon National Bank (In Organization) (the “Bank”) is hereby offering for sale (this “Offering”), at a price of $10.00 per share, between 640,000 and 800,000 shares of its Common Stock, par value $5.00 per share (collectively, the “Common Stock”).

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMPTROLLER OF THE CURRENCY NOR HAS THE COMPTROLLER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ISSUANCE OF THE COMMON STOCK OFFERED HEREBY IS SUBJECT TO THE APPROVAL OF THE COMPTROLLER OF THE CURRENCY. THE BANK RESERVES THE RIGHT TO CANCEL ACCEPTED SUBSCRIPTION OFFERS AT THE DIRECTION OF THE COMPTROLLER OF THE CURRENCY UNTIL THE DATE THE BANK COMMENCES OPERATIONS. IF, FOR ANY REASON, THE BANK DOES NOT OPEN FOR BUSINESS OR IF FUNDS ARE RETURNED TO SUBSCRIBERS, ALL OF THE CASH PAID BY THE SUBSCRIBERS FOR THE SHARES WILL BE RETURNED, PLUS OR MINUS ANY PROFITS OR LOSSES INCURRED THROUGH THE INVESTMENT OF SUCH FUNDS IN UNITED STATES GOVERNMENT SECURITIES. ANY OTHER COSTS OR EXPENSES WILL BE BORNE BY THE BANK’S ORGANIZERS.

THE PURCHASE OF THESE SECURITIES INVOLVES CERTAIN INVESTMENT RISKS. (See “INVESTMENT RISK FACTORS” herein.)

	Subscription Price[1]	Underwriting Commissions[2]	Expenses of the Offering[3]	Proceeds to Bank[1]’[4]
Per Share	$10.00	None	$.08 to $.10	$9.90 to $ 9.92
Total Minimum	$6,400,000	None	$50,000	$6,350,000
Total Maximum	$8,000,000	None	$50,000	$7,950,000

The Effective Date of this Prospectus is April 16, 1998

(cover page continued from previous page)

NO AGENT OR OFFICER OF THE BANK OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE BANK.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE BANK SINCE THE DATE HEREOF.

THESE SECURITIES ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER AGENCY. THESE SECURITIES ARE ALSO SUBJECT TO INVESTMENT RISK, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

[1]	The Bank may, in its discretion, elect to accept subscriptions totaling more than 640,000 shares, up to a maximum of 800,000 shares.

[2]	This Offering is not underwritten and the Bank has not employed any brokers or salesmen in connection herewith. No securities dealers will be compensated for any assistance rendered in connection with the sale of shares. The Bank is offering the shares of Common Stock to be sold hereby to the public solely through its officers and organizing directors. These individuals are not entitled to receive any discounts or commissions for selling such shares, but may be reimbursed for reasonable expenses incurred in connection therewith, if any.

[3]	Consists of approximately $50,000 in legal, accounting, printing and other miscellaneous expenses incurred or to be incurred in connection with this Offering.

[4]	It is anticipated that the proceeds to the Bank will be reduced by an additional amount estimated to be approximately $455,330 representing other organizational and pre-opening costs and expenses, net of pre-opening income. (See “USE OF PROCEEDS” and “PRO FORMA CAPITALIZATION” herein.)

(inside front cover page of prospectus)

AVAILABLE INFORMATION

The Bank has filed with the Western District Office of the Comptroller of the Currency, San Francisco, California, a Registration Statement on Form SB-2 (together will all amendments thereto, the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered by this Prospectus. For further information regarding the Bank and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed as a part thereof, copies of which may be obtained upon payment of a prescribed fee or inspected at the Western District Office of the Comptroller of the Currency.

As the Bank has not yet commenced operations, there are no reports or other information available regarding the Bank other than the information set forth in this Prospectus. However, as a result of this Offering, the Bank will become subject to certain of the reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other information with the Comptroller. Such reports and other information will be available for inspection at the Communications Division, Office of the Comptroller of the Currency, 250 E. Street, S.W., Washington, D.C. 20219.

The Bank will furnish to its shareholders annual reports containing audited financial statements.

PROSPECTUS SUMMARY

The following summary is intended to supply pertinent highlights of the material contained in the body of this prospectus and is qualified in its entirety by the information contained elsewhere herein. More detailed information may be found in the remainder of this prospectus, and prospective purchasers are urged to carefully read the entire prospectus before making any decisions relating to the purchase of any securities offered hereby.

THE OFFERING

Class of Securities	Common Stock, par value $5.00 per share

Initial Capitalization	$6,400,000 to $8,000,000

Number of Shares Available in this Offering	640,000 to 800,000

Offering Price Per Share	$10.00

Minimum Investment	100 shares

Expiration Date	The offering will expire at 5:00 p.m., Pacific Time, on May 15, 1998, unless extended.

Escrow of Funds	All of the subscription funds will be placed into an escrow account with Pacific Coast Bankers’ Bank pending completion of the Offering and will be released to the Bank only upon the written approval of the Comptroller. (See “HANDLING OF STOCK SUBSCRIPTION FUNDS” herein.)

Anticipated Use of Proceeds	Proceeds are to be used for general corporate purposes, including payment of pre-opening capital expenditures and organizational costs. (See “USE OF PROCEEDS” herein.)

Investment Risk Factors	Prospective purchasers should consider the material investment considerations affecting this Offering (see “INVESTMENT RISK FACTORS” herein).

CORPORATE INFORMATION

Company Name	Canyon National Bank (In Organization)

Business	Commercial banking

Date of Organization	March 6, 1998

Anticipated Opening Date	June 30, 1998 (or as soon thereafter as is practicable)

Offices:

Organizational Office	303 North Indian Canyon Drive, 3rd Floor Palm Springs, California 92262 (760) 325-4442

Permanent Main Office	1711 East Palm Canyon Drive Palm Springs, California 92264

INVESTMENT RISK FACTORS

Management of the Bank recommends that you review this entire Prospectus in detail, and that, in your review, you pay careful attention to the following:

(a) Limited Trading Market. The Bank’s Common Stock will not, initially, be eligible for listing on any national or regional exchange or on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), and the Bank does not intend to seek any such listing. While the Bank’s Common Stock will not be subject to any specific restrictions on transfer (with the exception of stock held by affiliates of the Bank), it is not anticipated that an active trading market in the Bank’s Common Stock will develop as a result of this Offering, and no assurance can be given that any active trading market will develop in the future. (See “MARKETABILITY OF SECURITIES” herein.)

(b) No Prior Operating History. The Bank has no prior operating history, and it is anticipated that the Bank may incur operating losses during its early years. No assurance can be given as to the ultimate success of the Bank, or as to the return, if any, which purchasers of the Bank’s Common Stock will receive on their investment.

(c) Offering Price. As the Bank has had no prior operating history, the offering price of $10.00 per share has been arbitrarily set by the Bank, and is not based upon earnings or any history of operations. No independent investment banking firm has been retained to assist in the determination of the offering price. In determining the offering price, the Bank considered offering prices of other newly organized financial institutions.

(d) Dividends. Management of the Bank presently intends to follow a policy of retaining earnings, if any, for the purpose of increasing the net worth and reserves of the Bank during its initial years of operation. Accordingly, it is anticipated that no cash dividends will be declared during the early stages of the Bank’s development, and no assurance can be given that the Bank’s earnings will permit the payment of dividends of any kind. (See “DESCRIPTION OF CAPITAL STOCK—Dividends” herein.)

(e) Competition. In California generally, and in the Bank’s primary service area specifically, major banks dominate the commercial banking industry. By virtue of their larger capital, such institutions have substantially greater lending limits than the Bank will have, and perform certain functions for their customers, including trust and investment services and international banking, which the Bank will not be equipped to offer directly (but some of which it intends to offer indirectly through correspondent institutions). In addition to commercial banks, the Bank will compete with other financial institutions, such as savings and loan associations, credit unions, thrift and loan companies, finance companies, mortgage companies and insurance companies located within and without its service area, and with institutions offering money market funds and other financial service institutions in obtaining lendable funds and in making loans. No assurance can be given that the Bank’s efforts to compete with these other financial institutions will be successful. (See “BUSINESS OF THE BANK—Competition” herein.)

(f) Monetary Policy and Economic Conditions. The net interest income before provision for loan losses and net income of the Bank will depend to a great extent on “rate differentials,” i.e., the difference between the income the Bank receives from its loans, securities and other earning assets, and the interest expense it pays on its deposits and other liabilities. These rates are highly sensitive to many factors beyond the Bank’s control, including general economic conditions, both domestic and foreign, and the monetary and fiscal policies of various governmental and regulatory authorities, in particular, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). (See “REGULATION AND SUPERVISION” herein.) It is impossible to predict the nature or extent of the effect on the Bank’s operations of monetary policy changes or other economic trends over which it has no control, such as unemployment and inflation.

(g) Government Regulation. The Bank and its operations will be subject to extensive governmental supervision, regulation and control and recent legislation has substantially affected the banking business. It cannot presently be predicted whether or in what form any pending or future legislation may be adopted or the extent to which the banking industry and the operations of the Bank would be affected thereby. (See “REGULATION AND SUPERVISION” herein.)

(h) Assessability of Common Stock. Under provisions of the national banking laws, shares of the Bank’s Common Stock are subject to assessment if the Bank’s capital is deemed to be impaired. Shareholders are not subject to personal liability for payment of such an assessment, and the Bank’s only remedy for the collection of any such assessment is a sale or forfeiture of the shares. (See “DESCRIPTION OF CAPITAL STOCK - Assessment” herein.)

(i) Principal Shareholder. It is anticipated that the Agua Caliente Band of Cahuilla Indians (the “Tribe”) will purchase up to 45% of the shares sold in this Offering, representing an investment of between $2,880,000 and $3,600,000. Certain organizing directors of the Bank are also directors of the Agua Caliente Development Authority, a subordinate organization of the Tribe, and one organizing director is a member of the Agua Caliente Tribal Gaming Commission. Such directors are not members of the Tribe. The Bank and the Tribe have entered into a Voting and Stock Transfer Agreement which places certain voting restrictions on all of the shares owned by the Tribe and the transfer of such shares, thereby limiting the ability of the Tribe to control the Bank. (See “PRINCIPAL SHAREHOLDERS - Relationship of Organizing Directors to Tribe; - Voting and Stock Transfer Agreement” herein.)

BANK ORGANIZATION

On October 20, 1997, an Application for Authority to Organize the Bank was filed with the Comptroller of the Currency (the “Comptroller”). The Comptroller approved the application on March 5, 1998, and the Bank’s Articles of Association and Organization Certificate were adopted by the Bank’s organizers on March 6, 1998, thereby establishing the Bank’s corporate existence. Since that time, the Bank’s organizers elected the Bank’s organizing directors who have proceeded to adopt a corporate seal, a form of stock certificate and Bylaws and approved the Bank’s organizational expenses. The Bank’s organizing directors and officers are engaged in completing the other tasks necessary to open the Bank, including raising the initial capital of the Bank through this Offering.

The Bank’s Application for Insurance of Accounts was filed with the Federal Deposit Insurance Corporation (the “FDIC”) on October 20, 1997. The Application is still pending. The Bank has no reason to believe that the Application will not be approved by the FDIC.

The Bank intends to commence operations on or about June 30, 1998 or as soon as reasonably practicable thereafter. Licensing of the Bank to commence operations is dependent upon compliance with certain conditions and procedures in accordance with federal banking laws, including completion of the sale of at least 640,000 shares of the Common Stock being offered hereby. Any delay in the commencement of operations is likely to increase the estimated organization and pre-opening expenses described herein. (See “USE OF PROCEEDS” and “FINANCIAL STATEMENTS” herein.)

THE OFFERING

General

The Bank is hereby offering for sale between 640,000 and 800,000 shares of its Common Stock, par value $5.00 per share (collectively, the “Common Stock”), at a cash purchase price of $10.00 per share.

Subscriptions will be accepted until 5:00 p.m., Pacific Time, on May 15, 1998 (the “Expiration Date”), unless the Expiration Date is extended by the Bank. The Bank reserves the right to extend the Expiration Date without notice to subscribers. It is anticipated that the Bank will commence operations on or about June 30, 1998, or as soon thereafter as is practicable.

The minimum number of shares which may be subscribed for is 100, provided, however, the Bank reserves the right in its discretion to accept subscriptions for less than 100 shares from a limited number of investors. IN DETERMINING WHICH APPLICATIONS TO ACCEPT, IN WHOLE OR IN PART, THE ORGANIZING DIRECTORS MAY TAKE INTO ACCOUNT A SUBSCRIBER’S POTENTIAL TO DO BUSINESS WITH, OR TO DIRECT CUSTOMERS TO, THE BANK, AND THE ORDER IN WHICH APPLICATIONS ARE RECEIVED.

The Bank is required to sell at least 640,000 shares in order to obtain a national bank charter from the Comptroller and commence operations. If the Bank does not sell at least 640,000 shares or does not open for business for any reason, all amounts paid by a subscriber for his or her shares, plus or minus any profit or loss incurred through the investment of such funds in United States government securities, will be returned to the subscriber.

The executive officers and organizing directors of the Bank have indicated their intentions to subscribe for an aggregate total of approximately 80,000 shares of Common Stock, equal to approximately 12% of the Offering if 640,000 shares are sold, or 10% of the Offering if 800,000 shares are sold (see “MANAGEMENT — Executive Officers and Organizing Directors” herein). Additionally, the Tribe has committed to purchase up to 45% of the shares to be issued in this Offering. (See “PRINCIPAL SHAREHOLDERS” herein.) Any increase or reduction in the number of shares to be purchased by any officer, organizing director or the Tribe may require the approval of the Comptroller.

No discounts or commissions will be paid in connection with the sale of the shares. The Offering will be made by the officers and organizing directors of the Bank who will solicit subscriptions from prospective shareholders. No promotional stock (stock sold at a discount or for services or other non-cash consideration) will be issued to anyone, including officers or organizing directors.

Method of Subscription

In connection with the subscription for shares of Common Stock of the Bank, an escrow account (“Escrow Account”) has been established at Pacific Coast Bankers’ Bank, California (the “Escrow Agent”). Subscription offers to purchase Common Stock can be made by completing and signing the enclosed Application for Subscription (“Application”) form in triplicate and delivering the original and one copy thereof directly to the Escrow Agent at the following address:

Canyon National Bank (In Organization)

c/o Pacific Coast Bankers’ Bank

340 Pine Street

San Francisco, California 94104

Attention: Tracy Holcomb

IMPORTANT: The full subscription price for the shares sought to be purchased must be remitted with the Application in order to constitute a valid subscription offer. The subscription price shall consist of the product determined by multiplying the number of shares which the subscriber seeks to purchase by $10.00. The subscription price must be paid in United States currency by (i) check or postal, telegraphic or express money order payable to “Pacific Coast Bankers’ Bank — Canyon National Bank (I.O.), Escrow No. 1000463” or (ii) by wire transfer of funds to the Escrow Account maintained by and at the offices of the Escrow Agent for the purpose of accepting subscriptions, ABA No.

121042484, Account No. 1000463 — Canyon National Bank (I.O.) Escrow Account, Attn: Tracy Holcomb, Telephone Number (888) 399-1930 xl0l. The subscription price will be deemed to have been received by the Escrow Agent only upon (i) clearance of any uncertified check; (ii) receipt by the Escrow Agent of any certified check or cashier’s check or of any postal, telegraphic or express money order; or (iii) receipt of collected funds in the Escrow Account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take at least five (5) business days to clear. Accordingly, subscribers who wish to pay the subscription price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such time and are urged to consider in the alternative payment by means of certified or cashier’s check, money order or wire transfer of funds.

The Bank reserves the right to reject, in whole or in part, in its sole discretion, any subscription offer. In the event the Bank rejects all or a portion of the requested subscription offer, the Bank’s Escrow Agent will refund to the subscriber all, or the appropriate portion, of the amount remitted with the Application. The Bank will decide which subscription offers to accept, and all appropriate refunds will be mailed no later than 30 days after the expiration of the Offering, including any extensions of the initial Offering period.

The method of delivery of the Application and payment of the aggregate subscription price to the Escrow Agent will be at the election and risk of the subscribers. If sent by mail, subscribers are urged to send their Applications and payments by registered mail, properly insured, with return receipt requested.

Certificates evidencing shares of stock duly subscribed and paid for in the Offering (to the extent that the Bank has accepted such subscriptions) will be issued as soon as practicable after the Bank receives its Charter.

Variation in Voting Power

The Bank is currently offering to sell between 640,000 and 800,000 shares of its Common Stock. The percentage of voting power that any given stockholder will have will vary according to the number of shares that are sold. (See also “DESCRIPTION OF CAPITAL STOCK — Voting Rights” herein.) For example, if 640,000 shares are sold in this Offering, a person who buys 6,400 shares will have voting rights equal to 1% of the total number of shares entitled to vote. If 800,000 shares are sold, that shareholder’s voting rights will equal .80 of 1% of the total number of shares entitled to vote. If between 640,000 and 800,000 shares are sold, the resulting percentage of voting power will be between .80 of 1% and 1%. In addition, the Tribe, which will own as much as 45% of the outstanding shares of the Bank following completion of this offering, has entered into a Voting and Stock Transfer Agreement with the Bank under which it has agreed to cause its shares to be represented and voted in the same manner and proportion as the shares voted by all other shareholders. (See “PRINCIPAL SHAREHOLDERS - Voting and Stock Transfer Agreement” herein.) Further, with respect to the election of directors of the Bank, shareholders are entitled to vote their shares cumulatively (See “Description of Capital Stock—Voting Rights” herein).

HANDLING OF STOCK SUBSCRIPTION FUNDS

Pursuant to an Impound Account Agreement effective as of February 20, 1998, the Bank has appointed Pacific Coast Bankers’ Bank as the Escrow Agent to receive the funds in the Offering. Pursuant to the agreement all stock subscription funds are to be sent by the subscriber directly to the Escrow Agent for deposit in the Escrow Account, and the funds shall be invested only in United States government securities. The funds in the Escrow Account will be held by the Escrow Agent subject to the order of the Comptroller, and will be released to the Bank only upon the written approval of the Comptroller. (See “THE OFFERING — Method of Subscription” herein.)

If for any reason the Bank does not open for business or if funds are returned to a subscriber for any reason, all of the cash paid by the subscriber for his or her shares will be returned plus or minus any profit or loss incurred through the investment of such funds in United States government securities. Any other costs or expenses will be borne by the Bank’s organizers or the Tribe.

USE OF PROCEEDS

After it receives its Charter, the Bank intends to use the proceeds of this Offering for general corporate purposes, including the payment of pre-opening capital expenditures and organizational costs. (See “BUSINESS OF THE BANK—Premises;” “MANAGEMENT— Certain Transactions” and “PRINCIPAL SHAREHOLDERS - Transactions with the Tribe” herein.)

Management of the Bank presently estimates that the total pre-opening expenditures and obligations to be incurred by the Bank will be approximately $505,300, representing organizational expenses and costs (including legal fees, consultants’ fees, pre-opening salaries, application and investigation fees, pre-opening rent expenses and advertising) and expenses incident to raising the Bank’s capital.

After the Bank commences operations, subject to the approval of the Comptroller, the Bank will charge a sum equal to the amount of the expenses actually incurred in connection with this Offering to the Bank’s Surplus Account, and a sum equal to the amount of organizational and pre-opening expenses actually incurred to the Bank’s Undivided Profits (Deficit) Account; however, a portion of the total organizational and pre-opening expenses may be capitalized and amortized over a limited period of time. The sum so charged will be used for the payment of such organizational and pre-opening expenses, including the reimbursement of such expenses incurred by the Bank’s organizers and organizing directors and the Tribe. (See also “PRO FORMA CAPITALIZATION;” “MANAGEMENT — Certain Transactions” and “PRINCIPAL SHAREHOLDERS - Transactions with the Tribe” herein.)

The balance of the net proceeds of this Offering, estimated at $5,894,700 if 640,000 shares are sold, and up to a maximum of $7,494,700 if 800,000 shares are sold, will be used by the Bank for the purpose of making loans and investments, and to further the general corporate purposes of the Bank. Management of the Bank presently estimates that the operating expenses for a period of 12 months from the date the Bank opens for business will total approximately $2,260,000, including approximately $1,087,000 for total salaries and benefits, approximately $470,000 for interest on deposits, and approximately $242,000 for rent and occupancy expenses. In addition, it is anticipated that the Bank will expend approximately $436,000 for total fixed asset acquisitions and tenant improvements prior to or shortly after opening for business (i.e., real property, furniture, fixtures, equipment and leasehold improvements). (See “BUSINESS OF THE BANK — Premises” herein.) The above amounts (including the total pre-opening expenditures) are estimates only, and no assurance can be given that actual expenditures will not exceed these amounts.

PRO FORMA CAPITALIZATION

Upon completion of this Offering, the Bank will establish accounts for Capital, Surplus and Undivided Profits (Deficit). The following chart shows the Bank’s initial capitalization, assuming that 640,000 or 800,000 shares are sold,1 and that total organizational and pre-opening expenses to be incurred by the Bank do not exceed approximately $505,300, of which approximately $50,000 in organizational and pre-opening expenses will be charged against the Bank’s Surplus Account:

	If 640,000 Shares are Sold		If 800,000 Shares are Sold
EQUITY CAPITAL
Preferred Stock (par value $5.00 per share)
10,000,000 shares authorized
No shares issued or outstanding
Common Stock (par value $5.00 per share)
10,000,000 shares authorized,
640,000 shares issued and outstanding[1]		$3,200,000
10,000,000 shares authorized,
800,000 shares issued and outstanding[1]				$4,000,000
SURPLUS[2]		$3,150,000		$3,950,000
PRE-OPENING DEFICIT[3]
Organizational and Pre-Opening Expenses	($455,300)		($455,300)
Less Estimated Investment Income[4]	$14,166	($441,144)	$18,333	$436,967

TOTAL CAPITALIZATION		$5,908,866		$7,513,033

[1]	The Bank intends to reserve a number of shares equal to 7% of the shares of Common Stock sold hereby from its authorized but unissued stock for issuance pursuant to exercise of options to be granted under the Bank’s Stock Option Plan. (See “MANAGEMENT—Compensation and Stock Option Plan” herein.)

[2]	Expenses associated with this Offering, estimated at $50,000, which will be charged to Surplus subject to the prior approval of the Comptroller, have been deducted.

[3]	Organizational and pre-opening expenses, when approved by the Comptroller, except to the extent capitalization of such expenses is permitted, will be charged to Undivided Profits (Deficit) when the Bank opens for business.

[4]	Stock sale proceeds will be held in the Escrow Account and invested in United States government securities. Income from these investments is estimated to be between approximately $14,666 and $18,333 depending upon the number of shares that are sold from 640,000 to 800,000. This assumption is based on 30 days interest at 2.75% for the period beginning on the date the Offering is completed, and ending on the date on which the Bank commences operations.

BUSINESS OF THE BANK

General

On October 20, 1997, an Application to Organize Canyon National Bank was filed with the Comptroller. The Comptroller granted preliminary approval of the Application on March 5, 1998. Thereafter, on March 6, 1998, the Bank was organized under the laws of the United States. Since that time, the organizing directors of the Bank have been in the process of completing the various steps required to organize the Bank and prepare for it to commence operations on or about June 30, 1998 or as soon thereafter as is practicable. Issuance of the Charter is dependent upon compliance with certain conditions and procedures in accordance with the laws of the United States, including completion of the sale of at least 640,000 shares of the Bank’s Common Stock.

As of the date of this Prospectus, the Bank has not conducted or been authorized to conduct a banking business. Upon issuance of a Charter by the Comptroller, the Bank will engage in the general commercial banking business, and will accept checking and savings deposits (including passbook savings, money market demand accounts, NOW accounts, time certificates of deposit and Keogh and individual retirement accounts); make commercial, real estate, SBA-guaranteed, home equity, auto and other installment and term loans as well as loans for accounts receivable and inventory financing, equipment and expansion financing; issue drafts and letters of credit, sell travelers’ checks, and provide other customary banking services, including, among other things, note collection, safe deposit box rental, federal tax deposit, notary public services and wire transfers. The Bank will also offer a full compliment of convenience-oriented services including automated teller machines, a 24-hour bank phone line, direct payroll and social security deposit, and postage-paid bank-by-mail. The Bank anticipates attracting the majority of its loan and deposit business from the residents and numerous small to medium-sized businesses, professional firms and service entities located in the Coachella Valley and surrounding communities. The Bank does not presently anticipate operating a trust department for the foreseeable future, but it will attempt to make such services available to the Bank’s customers through correspondent institutions. Additionally, as a special service to the local community, the Bank will offer financial planning and cash management assistance to area businesses, professionals and affluent residents. The deposits of the Bank will be insured by the Federal Deposit Insurance Corporation (“FDIC”) up to the applicable limits thereof, subject to approval of the Bank’s application for insurance of accounts by the FDIC. Additionally, like all national banks, the Bank will be a member of the Federal Reserve System.

Competition

The banking business in California, and in the market areas which the Bank will serve, is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major banks with many offices operating over a wide geographic area. If and when the Bank obtains its license to commence operations, it will be one of only two banks headquartered in the Bank’s primary service area (generally, the Coachella Valley, including Palm Springs, Cathedral City, Desert Hot Springs, La Quinta, Rancho Mirage and Palm Desert and their surrounding environs). The Bank will compete for loans and deposits with other commercial banks, including many which are much larger than the Bank, as well as with savings and loan associations, credit unions, thrift and loan companies, and other financial and non-financial institutions. Larger commercial banks offer certain services (such as trust and investment services and international banking) which the Bank will not offer directly (but some of which it intends to offer indirectly through correspondent institutions). By virtue of their greater total capitalization, such banks also have substantially higher lending limits than the Bank will have.1 In addition, there has been increased competition in recent years between banks, savings and loan associations and credit unions for the deposit and loan business of individuals. The growth of money market funds and quasi-financial institutions, including certain activities of retailers and others, which are not subject to the same regulatory controls as will be applicable to the Bank, also present a source of competition for the Bank. It cannot presently be predicted what effect the increased competition will have on the Bank’s ability to attract a banking business from the area’s residents, business persons and professionals.

[1]	Legal lending limits to each customer are limited to a percentage of a bank’s total capital accounts, the exact percentage depending upon the nature of the loan transaction. Currently, loans by national banks to any one customer are generally limited to fifteen percent (15%) of capital and unimpaired surplus, plus an additional ten percent (10%) of capital and unimpaired surplus, if such additional loans are secured by readily marketable collateral meeting certain requirements.

The Bank’s primary service area is currently served by four banking institutions. As of June 30, 1997, the most recent period available, data reported by state and federal agencies indicated that the 10 offices operated by these commercial banks held approximately $318.4 million in total deposits, averaging approximately $32 million per banking office.1 The primary service area also contained, as of June 30, 1997, six savings and loan associations that operate 6 offices which held approximately $470.2 million in total deposits, averaging approximately $78 million per office. As of June 30, 1997, there was one credit union office and no industrial loan company offices located in the primary service area.

In order to compete with the major financial institutions in its primary service area, the Bank intends to use to the fullest extent possible the flexibility which its independent status will permit. This will include an emphasis on specialized services, local promotional activity, and personal contacts by the Bank’s officers, directors, organizers and employees. Programs will be developed which are specifically addressed to the needs of small businesses, professionals and consumers. For example, the Bank intends to offer individual lines of credit to qualified businesses and professionals through which customers may borrow funds without notice, up to a specified limit. These lines of credit will represent an important addition to the services currently available to area professionals and small and medium-sized businesses. In the event there are customers whose loan demands exceed the Bank’s lending limit, the Bank will seek to arrange for such loans on a participation basis with other financial institutions and intermediaries. The Bank will also assist those customers requiring other services not offered by the Bank to obtain such services from its correspondent banks. However, no assurance can be given that the Bank’s efforts to compete with other financial institutions will be successful.

Premises

The Bank has entered into a lease agreement with respect to its proposed Palm Springs Main Office. Initially, the Main Office will house all Bank operations and administration. In connection with the commencement of operations, the Bank has or will make capital expenditures totaling approximately $436,000 for furniture for, and tenant improvements to, the Main Office. The Bank has executed a lease agreement covering its proposed Main Office located at 1711 East Palm Canyon Drive, Palm Springs, California 92264. The building is presently improved as a bank branch site and is a free standing facility located in the Smoke Tree Village Shopping Center.

The building will have interior floor space of approximately 7,200 square feet, a vault, teller windows, a drive through window and access for an automated teller machine. The lease provides for an initial six-year term with two options to renew of six years each. The initial lease rate will be $4,146 per month plus common area costs, landlord special utility expenses and all landlord property taxes, currently estimated at $43,886 annually.

Year 2000 Compliance

Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. The nature of the banking industry is very computer software and hardware intensive, since a bank must electronically interact, both domestically and globally, with suppliers, customers, creditors, borrowers and financial service organizations. In light of these considerations, the Bank has adopted a policy of only dealing with potential vendors of its computer hardware and software system who are year 2000 compliant, meaning that their computer hardware and software already takes into account the turn of the century. Accordingly, the Bank does not anticipate that it will incur any material costs in connection with any year 2000 issues, nor does it anticipate that there will be any problems or uncertainties in its computer programs associated with the turn of the century.

[1]	As reported by the Federal Deposit Insurance Corporation.

Employees

The Bank has employed Stephen G. Hoffmann as President and Chief Executive Officer and Jonathan Wick, as Senior Vice President, Chief Financial Officer and Cashier and Robert Cross, as Senior Vice President and Chief Lending Officer. (See “MANAGEMENT” herein). Mr. Hoffmann will also serve as a director of the Bank. Management contemplates that the Bank will employ a total of approximately 19 persons during its first year of operation, of whom 9 will be officers of the Bank.

REGULATION AND SUPERVISION

General

The following discussion of statutes and regulations affecting banks is only a summary and does not purport to be complete. This discussion is qualified in its entirety by reference to such statutes and regulations. No assurance can be given that such statutes or regulations will not change in the future.

If and when the Bank receives final licensing from the Comptroller, the Bank will be subject to regulation, supervision and examination by the Comptroller. It will also be a member of the Federal Reserve System and, as such, will be subject to applicable provisions of the Federal Reserve Act and the regulations promulgated thereunder by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or “FRB”). Furthermore, assuming approval of the Bank’s Application for Deposit Insurance, the deposits of the Bank will be insured to a maximum of $100,000 per depositor by the FDIC. For this protection, the Bank will pay a quarterly assessment to the FDIC and will be subject to the rules and regulations of the FDIC pertaining to deposit insurance and other matters. The regulations of those agencies govern most aspects of the Bank’s business, including the making of periodic reports by the Bank, and the Bank’s activities relating to dividends, investments, loans, borrowings, capital requirements, certain check-clearing activities, branching, mergers and acquisitions, reserves against deposits, the issuance of securities and numerous other areas. The Bank is also subject to requirements and restrictions of various consumer laws and regulations as well as applicable provisions of California law, insofar as they do not conflict with, or are not preempted by, federal banking laws. Supervision, legal action and examination of the Bank by the regulatory agencies are generally intended to protect depositors and are not intended for the protection of shareholders.

The assets of a commercial banking institution consist largely of interest-earning assets, including loans and investment securities. The liabilities of a commercial banking institution consist largely of interest-bearing liabilities, including time deposits, money market accounts and other bank borrowings. The values and yields of those assets and rates paid on those liabilities are sensitive to changes in prevailing market rates of interest. The earnings and growth of the Bank are largely dependent upon the Bank’s ability to increase the amount and net yield of its interest-earning assets (as well as to control operating expenses and avoid or minimize loan and investment losses), which in turn depends upon deposit growth and the ability of the Bank to maintain a favorable differential or “spread” between the yield on interest-earning assets and the rate paid on deposits and other interest-bearing liabilities.

Thus, the earnings and growth of the Bank will be influenced by general economic conditions, both domestic and foreign, the monetary and fiscal policies of the federal government, and the policies of the regulatory agencies, particularly the FRB. The FRB implements national monetary policies (such as seeking to curb inflation and combat recession) by its open-market operations in United States Government securities, by adjusting the required level of reserves for financial institutions subject to its reserve requirements and by varying the discount rate applicable to borrowings by banks which are members of the Federal Reserve System. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and deposits. The nature and impact of any future changes in monetary policies cannot be predicted.

Capital Adequacy Requirements

The Bank will be subject to the regulations of the Comptroller governing capital adequacy. Those regulations incorporate both risk-based and leverage capital requirements. Each of the federal regulators has established risk-based and leverage capital guidelines for the banks or bank holding companies it regulates, which set total capital requirements and define capital in terms of “core capital elements,” or Tier 1 capital and “supplemental capital elements,” or Tier 2 capital. Tier 1 capital is generally defined as the sum of the core capital elements less goodwill and certain intangibles. The following items are defined as core capital elements: (i) common stockholders’ equity; (ii) qualifying noncumulative perpetual preferred stock and related surplus; and (iii) minority interests in the equity accounts of consolidated subsidiaries. Supplementary capital elements include: (i) allowance for loan and lease losses (but not more than 1.25% of an institution’s risk-weighted assets); (ii) perpetual preferred stock and related surplus not qualifying as core capital; (iii) hybrid capital instruments, perpetual debt and mandatory convertible debt instruments; and (iv) term subordinated debt and intermediate-term preferred stock and related surplus. The maximum amount of supplemental capital elements which qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill.

The Bank will be required to maintain a minimum ratio of qualifying total capital to total risk-weighted assets of 8.0% (“Total Risk-Based Capital Ratio”), at least one-half of which must be in the form of Tier 1 capital (“Tier 1 Risk-Based Capital Ratio”). Risk-based capital ratios are calculated to provide a measure of capital that reflects the degree of risk associated with a banking organization’s operations for both transactions reported on the balance sheet as assets, and transactions, such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under the risk-based capital guidelines, the nominal dollar amounts of assets and credit-equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.

Recently adopted regulations by the federal banking agencies have revised the risk-based capital standards to take adequate account of concentrations of credit and the risks of non-traditional activities. Concentrations of credit refers to situations where a lender has a relatively large proportion of loans involving one borrower, industry, location, collateral or loan type. Non-traditional activities are considered those that have not customarily been part of the banking business but that start to be conducted as a result of developments in, for example, technology or financial markets. The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards. The federal banking agencies also are authorized to review an institution’s management of concentrations of credit risk for adequacy and consistency with safety and soundness standards regarding internal controls, credit underwriting or other operational and managerial areas.

Further, the banking agencies recently have adopted modifications to the risk-based capital regulations to include standards for interest rate risk exposures. Interest rate risk is the exposure of a bank’s current and future earnings and equity capital arising from adverse movements in interest rates. While interest risk is inherent in a bank’s role as financial intermediary, it introduces volatility to bank earnings and to the economic value of the bank. The banking agencies have addressed this problem by implementing changes to the capital standards to include a bank’s exposure to declines in the economic value of its capital due to changes in interest rates as a factor that the banking agencies will consider in evaluating an institution’s capital adequacy. Bank examiners will consider a bank’s historical financial performance and its earnings exposure to interest rate movements as well as qualitative factors such as the adequacy of a bank’s internal interest rate risk management. The federal banking agencies recently considered adopting a uniform supervisory framework for all institutions to measure and assess each bank’s exposure to interest rate risk and establish an explicit capital charge based on the assessed risk, but ultimately elected not to adopt such a uniform framework. Even without such a uniform framework, however, each bank’s interest rate risk exposure is assessed by its primary federal regulator on an individualized basis, and it may be required by the regulator to hold additional capital for interest rate risk if it has a significant exposure to interest rate risk or a weak interest rate risk management process.

The federal bank regulatory agencies also require the maintenance of a leverage capital ratio designed to supplement the risk-based capital guidelines. Banks that have received the highest composite regulatory CAMEL rating and are not anticipating or experiencing any significant growth must maintain a ratio of Tier 1 capital (net of all intangibles) to adjusted total assets (“Leverage Capital Ratio”) of at least 3.0%. All other institutions are required to maintain a leverage ratio of at least 100 to 200 basis points above the 3.0% minimum, for a minimum of 4.0% to 5.0%. Pursuant to federal regulations, banks must maintain capital levels commensurate with the level of risk to which they are exposed, including the volume and severity of problem loans, and federal regulators may, however, set higher capital requirements when a bank’s particular circumstances warrant.

Prompt Corrective Action Provisions

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) amended the Federal Deposit Insurance Act (“FDIA”) to, among other things, establish a framework for closer monitoring of insured depository institutions and to enable prompt corrective action by regulators when an institution begins to experience difficulty. Those prompt corrective action requirements are codified in Section 38 of the FDIA. Under Section 38, the federal bank regulatory agencies are required to establish five capital categories for all depository institutions, based on leverage limit and risk-based capital requirements established by those agencies. Section 38 established a framework of supervisory actions indexed to the capital category of each depository institution. Thus, as a bank’s capital ratios fall, it becomes subject to a series of increasingly restrictive actions. Those five capital categories are termed “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.”

The Comptroller’s implementing regulations under Section 38 are set forth in 12 CFR Part 6 (“Part 6”) of the Comptroller’s Regulations. The principal focus of Part 6 (substantially similar versions of which have been promulgated by the other federal banking agencies) was to define each of the five capital categories established by FDICIA. The “well capitalized” category is defined as including any institution with a Leverage Capital Ratio of 5.0% or greater; a Tier 1 Risk-Based Capital Ratio of 6.0% or greater; and a Total Risk-Based Capital Ratio of 10.0% or greater, provided that such institution is not subject to a regulatory order, agreement or directive to meet and maintain a specified capital level. An institution is deemed to be adequately capitalized if it has a Leverage Capital Ratio of 4.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater and a Total Risk-Based Capital Ratio of 8.0% or greater.

If a bank’s Leverage Capital Ratio or Tier 1 Risk-Based Capital Ratio were to fall below 4.0% or if its Total Risk-Based Capital Ratio were to fall below 8.0%, it would be deemed to be “undercapitalized” under Section 38 and Part 6. National banks which fall within the “undercapitalized” capital category are subject to certain mandatory restrictions and directives imposed by the FDIC and the Comptroller under FDICIA. Those restrictions and directives include, among others, the following: (i) submission of a written capital restoration plan which specifies (A) the steps the bank will take to become adequately capitalized, (B) the levels of capital to be obtained during each year in which the plan will be in effect, (C) how the bank will comply with all of the mandatory restrictions described in this paragraph, and (D) the types and levels of activities in which the bank will engage; a restriction upon the growth of a bank’s average total assets during any calendar quarter in excess of its average total assets during the preceding calendar quarter (unless specific certain conditions are met); a prohibition against making any acquisition, opening any new branch offices or engaging in any new line of business without prior Comptroller approval; a restriction upon the payment of cash dividends if, after payment of such dividend, the bank would be undercapitalized; and a prohibition upon the payment of any management fee to any person having control of that bank if, after making the payment, the bank would be undercapitalized.

Additionally, the Comptroller has discretionary authority to take further supervisory actions against an “undercapitalized” bank if it determines that those actions are necessary to carry out the purpose of the prompt corrective action provisions of FDICIA. Furthermore, a bank’s capital category could be further downgraded (but not below “significantly undercapitalized”) if the Comptroller determines that an acceptable capital restoration plan has not been submitted or, based on other factors such as safety and soundness concerns, that a lower capital category is more appropriate.

If at any time a bank’s Total Risk-Based Capital Ratio falls below 6.0%, or if either its Tier 1 Risk-Based Capital Ratio or its Leverage Capital Ratio falls below 3.0%, the bank would be deemed to be “significantly undercapitalized” as defined in Part 6. Banks which fall within the “significantly undercapitalized” category, or banks which fall within the “undercapitalized” category and which are subject to the Comptroller’s discretionary authority as discussed above, will be subject to, among other things, one or more of the following actions: (i) a directive that the bank raise adequate capital to meet minimum capital requirements by selling voting shares; (ii) a requirement that the bank be merged with or acquired by another institution if one or more grounds exist for the appointment of a receiver; (iii) restrictions on transactions with affiliates; (iv) restrictions on interest rates on deposits to “prevailing rates” on deposits of comparable amounts and maturities in the area (on a prospective basis only); (v) restrictions on asset growth which are more stringent than the mandatory restrictions imposed upon “undercapitalized” banks, or directives requiring the reduction of a bank’s total assets; (vi) restrictions on activities by the bank which the Comptroller believes pose excessive risk; (vii) directives regarding the election of a new board of directors, dismissal of specified directors or senior executive officers, and/or the employment of qualified senior executive officers; (viii) prohibitions upon the bank from accepting deposits from correspondent banks; and (ix) prohibitions upon the payment of any bonus to a senior executive officer or increasing such officer’s compensation above the average rate of compensation paid to him during the past 12 months without prior Comptroller approval.

If a bank’s ratio of tangible equity capital to adjusted total assets were to equal or fall below 2%, the bank would be deemed to be “critically undercapitalized” as defined in Part 6. Within 90 days after a national bank becomes critically undercapitalized, the Comptroller must either appoint a receiver or conservator or take such other actions which the Comptroller determines would better achieve the purpose of the prompt corrective action provisions of FDICIA, after documenting why the alternative action would better achieve that purpose.

Periodic re-determinations are required every 90 days, and in any event a receiver must be appointed (with exceptions under certain circumstances) after 270 days, if the bank’s average capital during such period is below the critical level. A limited exception exists for banks which the Comptroller determines (with the concurrence of the FDIC) have positive net worth, have been in substantial compliance with an approved capital restoration plan, are profitable or have an upward trend in earnings, and are reducing the ratio of non-performing loans to total loans, provided that both the Comptroller and the Chairman of the FDIC’s Board of Directors certify in writing that the bank is viable and not expected to fail.

Critically undercapitalized national banks must also comply with restrictions on activities to be prescribed by the FDIC and/or the Comptroller in each individual case, which restrictions will consist at a minimum of prohibitions on (i) entering into material transactions other than in the ordinary course of business, including certain investments, sales of assets, acquisitions or similar actions; (ii) extending credit for highly leveraged transactions; (iii) amending a bank’s charter or bylaws (except to the extent necessary to carry out the requirement of any law, regulation or order); (iv) making any material change in accounting methods; (v) engaging in transactions with affiliates; (vi) paying excessive compensation or bonuses; (vii) paying interest on new or renewed liabilities above a specified rate; or (viii) within 60 days of becoming critically undercapitalized, making any payment of principal or interest on any of a bank’s subordinated debt (with limited exceptions).

Safety and Soundness Standards

In February 1995, the federal banking agencies adopted final safety and soundness standards for all insured depository institutions. Those standards, which were issued in the form of guidelines rather than regulations, relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit an acceptable compliance plan may result in enforcement proceedings. In addition, the agencies have adopted final asset quality and earnings standards, effective October 1, 1996. Those standards, which were also issued in the form of guidelines, require each insured depository institution to establish and maintain a system designed to identify problem assets and prevent deterioration of those assets in a manner commensurate with the bank’s size and the nature and scope of its operations. The guidelines also require each insured depository institution to establish and maintain a system to evaluate earnings and ensure that they are sufficient to maintain adequate capital and reserves.

Limitations on Deposit Taking

FDICIA provides that a bank may not accept, renew or roll over brokered deposits unless (i) it is “well capitalized,” or (ii) it is adequately capitalized and receives a waiver from the FDIC permitting it to accept brokered deposits paying an interest rate not in excess of 75 basis points over certain prevailing market rates. FDIC regulations define brokered deposits to include any deposit obtained, directly or indirectly, from any person engaged in the business of placing deposits with, or selling interests in deposits of, an insured depository institution, as well as any deposit obtained by a depository institution that is not “well capitalized” for regulatory purposes by offering rates significantly higher (generally more than 75 basis points) than the prevailing interest rates offered by depository institutions in such institution’s normal market area. In addition, FDICIA provides that institutions which are ineligible to accept brokered deposits are also ineligible for pass-through deposit insurance or employee benefit plan deposits.

Premiums for Deposit Insurance

Deposit Insurance premiums are assessed and paid based on a risk-based premium system, as required by federal law. Under FDIC regulations, insured depository institutions are required to pay insurance premiums depending on their risk classification. Under the FDIC’s risk-based insurance system, institutions such as the Bank which are insured by the Bank Insurance Fund (“BIF”), are currently subject to premiums of between 0 to 27 cents per $ 100 of deposits, but in no event less than $2,000 per year.

To arrive at a risk-based assessment for each depository institution, the FDIC places it in one of nine risk categories using a two-step process based first on capital ratios and then on relevant supervisory information. Each institution is assigned to one of three capital categories: “well capitalized,” “adequately capitalized,” or “undercapitalized.” A well capitalized institution is one that has a Total Risk-Based Capital Ratio of at least 10.0%, a Tier 1 Risk-Based Capital Ratio of at least 6.0% and a Leverage Capital Ratio of at least 5.0%. An adequately capitalized institution has at least a Total Risk-Based Capital Ratio of at least 8.0%, a Tier 1 Risk-Based Capital Ratio of at least 4.0% and a Leverage Capital Ratio of at least 4.0%. An undercapitalized institution is one that does not meet either of the above definitions. The FDIC also assigns each institution to one of three supervisory subgroups based on an evaluation of the risk posed by the institution (group “A” institutions being perceived to present the least risk and group “C” institutions being perceived to present the greatest risk). The FDIC makes this evaluation based on reviews by the institution’s primary federal or state regulator, statistical analyses of financial statements, and other information relevant to gauging the risk posed by the institution. Those supervisory evaluations modify premium rates within each of the three capital groups, resulting in a matrix of nine separate assessment categories.

Consumer Protection Laws and Regulations

The bank regulatory agencies are focusing greater attention on compliance with consumer protection laws and their implementing regulations. Examination and enforcement have become more intense in nature, and insured institutions have been advised to monitor carefully compliance with various consumer protection laws and their implementing regulations. The Bank will be subject to many federal consumer protection statutes and regulations including, but not limited to, the Community Reinvestment Act (the “CRA”), the Truth in Lending Act (the “TILA”), the Fair Housing Act (the “FH Act”), the Equal Credit Opportunity Act (the “ECOA”), the Real Estate Settlement Procedures Act (“RESPA”), and the Home Mortgage Disclosure Act (the “HMDA”).

The Community Reinvestment Act. The CRA, enacted into law in 1977, is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal regulatory agencies, in examining insured depository institutions, to assess their record of helping to meet the credit needs of their entire community, including low-and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution’s record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations.

In April 1995, the agencies adopted new, interagency regulations implementing CRA. The 1995 final rule changed the objective criteria for evaluation. The final rule seeks to take into account the unique characteristics and needs of each institution’s community, as well as the capacity and relevant constraints upon institutions for meeting the credit needs of the assessment area. The evaluations can be completed under a small institution performance standard for those institutions whose total assets are $250 million or under. Large institution performance criteria covers all institutions with assets of $250 million or more and for multiple-bank holding companies with total bank and thrift assets in excess of $1 billion. There are also performance criteria for wholesale, limited purpose institutions. The agencies use the CRA assessment factors in order to provide a rating to the financial institution. The ratings range from a high of “outstanding” to a low of “substantial noncompliance”.

The Equal Credit Opportunity Act. The ECOA, enacted into law in 1974, prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act. In addition to prohibiting outright discrimination on any of the impermissible bases listed above, an effects test has been applied to determine whether a violation of the ECOA has occurred. This means that if a creditor’s actions have had the effect of discriminating, the creditor maybe held liable — even when there is no intent to discriminate. In addition to actual damages, the ECOA provides for punitive damages of up to $10,000 in individual lawsuits and up to the lesser of $500,000 or 1.0% of the creditor’s net worth in class action suits. Successful complainants may also be entitled to an award of court costs and attorneys’ fees.

The Fair Housing Act. The FH Act, enacted into law in 1968, regulates many practices, including making it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap, or familial status. The FH Act is broadly written and has been broadly interpreted by the courts. A number of lending practices have been found to be, or may be considered, illegal under the FH Act, including some that are not specifically mentioned in the FH Act itself. Among those practices that have been found to be, or may be considered, illegal under the FH Act are: declining a loan for the purposes of racial discrimination; making excessively low appraisals of property based on racial considerations; pressuring, discouraging, or denying applications for credit on a prohibited basis; using excessively burdensome qualifications standards for the purpose or with the effect of denying housing to minority applicants; imposing on minority loan applicants more onerous interest rates or other terms, conditions, or requirements; and racial steering, or deliberately guiding potential purchasers to or away from certain areas because of race.

The FH Act provides that aggrieved persons may sue anyone who they believe has discriminated against them. The FH Act provides that the Attorney General of the United States may sue for an injunction against any pattern or practice that denies civil rights granted by the FH Act. The FH Act allows a person to file a discrimination complaint with the Department of Housing and Urban Development (“HUD”). Penalties for violation of the FH Act include actual damages suffered by the aggrieved person and injunctive or other equitable relief. The courts also may assess civil penalties.

The Truth in Lending Act. The TILA, enacted into law in 1968, is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology and expressions of rates, the annual percentage rate, the finance charge, the amount financed, the total of payments and the payment schedule.

Under certain circumstances involving extensions of credit secured by the borrower’s principal dwelling, the TILA and FRB Regulation Z provide a right of rescission. The consumer cannot be required to pay any amount in the form of money or property either to the creditor or to a third party as a part of the transaction in which a consumer exercises the right of rescission. Any amount of this nature already paid by the consumer must be refunded. Such amounts include finance charges already accrued and paid, as well as other charges such as application and commitment fees or fees for a title search or appraisal.

The TILA requirements are complex, however, and even inadvertent non-compliance could result in civil liability or the extension of the rescission period for a mortgage loan for up to three years from the date the loan was made. Recently, a significant number of individual claims and purported consumer class action claims have been commenced against a number of financial institutions, their subsidiaries, and other mortgage lending companies, seeking civil statutory and actual damages and rescission under the TILA, as well as remedies for alleged violations of various state unfair trade practices acts and restitution or unjust enrichment with respect to mortgage loan transactions.

The Home Mortgage Disclosure Act. The HMDA, enacted into law in 1975, grew out of public concern over credit shortages in certain urban neighborhoods. One purpose of the HMDA is to provide public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. The HMDA also includes a “fair lending” aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti-discrimination statutes. The HMDA requires institutions to report data regarding applications for one-to-four family loans, home improvement loans, and multifamily loans, as well as information concerning originations and purchases of such types of loans. Federal bank regulators rely, in part, upon data provided under the HMDA to determine whether depository institutions engage in discriminatory lending practices.

Compliance with the HMDA and implementing regulations is enforced by the appropriate federal banking agency, or in some cases, by HUD. Administrative sanctions, including civil money penalties, may be imposed by supervisory agencies for violations. The HMDA requires depository institutions to compile and disclose certain information with respect to mortgage loans, including the census tract, income level, racial characteristics and gender of the borrower or potential borrower. In addition, the HMDA data may have a material effect on the regulators’ assessment of an institution, particularly in connection with an institution’s application to enter into a merger or to acquire one or more branches.

The Real Estate Settlement Procedures Act. RESPA, enacted into law in 1974, requires lenders to provide borrowers with disclosures regarding the nature and cost of real estate settlements. Also, RESPA prohibits certain abusive practices, such as kickbacks and payment of unearned compensation, and places limitations on the amount of escrow accounts. Violations of RESPA may result in imposition of the following penalties: (1) civil liability equal to three times the amount of any charge paid for the settlement services; (2) the possibility that court costs and attorneys’ fees can be recovered; and (3) a fine of not more than $10,000 or imprisonment for not more than one year, or both. Recently, a significant number of individual claims and purported consumer class action claims have been commenced against a number of financial institutions, their subsidiaries, and other mortgage lending companies alleging violations of RESPA’s escrow account rules and prohibitions on kickbacks and the payment of unearned compensation in connection with loan origination practices, and seeking civil damages, court costs, and attorneys’ fees.

Certain Other Aspects of Federal Law

The Bank also will be subject to federal statutory and regulatory provisions covering, among other things, security procedures, currency and foreign transactions reporting, insider transactions, management interlocks, loan interest rate limitations, electronic funds transfers, funds availability, and truth-in-savings disclosures.

Recent and Proposed Legislation

Federal and state laws applicable to financial institutions have undergone significant changes in recent years. The most significant recent federal legislative enactments are the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 and the Riegle Community Development and Regulatory Improvement Act of 1994, which are discussed below. Other legislation which has been or may be proposed to the Congress or the California Legislature and regulations which may be proposed by the Comptroller, the FRB and the FDIC may also affect the business of the Bank.

Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994.

In September 1994, President Clinton signed into law the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “Interstate Banking Act”). The Interstate Banking Act regulates the interstate activities of banks and bank holding companies and establishes a framework for nationwide interstate banking and branching. The most salient features of the Interstate Banking Act are set forth below.

Interstate Bank Mergers. As of June 1,1997, a bank in one state generally is permitted to merge with a bank located in another state without the need for explicit state law authorization. However, states can prohibit interstate mergers involving state banks they have chartered, or national banks having a main office in such state, if they “opt-out” of this portion of the federal legislation (i.e., enact state legislation that prohibits merger transactions involving out-of-state banks) prior to June 1, 1997. Such state legislation must apply equally to all out-of-state banks. Alternatively, interstate bank mergers can be approved under the Interstate Banking Act prior to June 1, 1997, if the home state of each bank involved in the subject transaction has enacted legislation prior to the time of such approval that expressly permits the interstate merger and such legislation applies equally to all out-of-state banks.

Bank Holding Company Acquisitions. Commencing September 29, 1995, bank holding companies were permitted to acquire banks located in any state, provided that the bank holding company is both adequately capitalized and adequately managed. This new law is subject to two exceptions: first, any state may still prohibit bank holding companies from acquiring a bank which is less than five years old; and second, no interstate acquisition can be consummated by a bank holding company if the acquirer would control more then 10.0% of the deposits held by insured depository institutions nationwide or 30.0% percent or more of the deposits held by insured depository institutions in any state in which the target bank has branches.

De Novo Branching. A bank may establish and operate de novo branches in any state in which the bank does not maintain a branch if that state has enacted legislation to expressly permit all out-of-state banks to establish branches in that state.

Other Provisions. Among other things, the Interstate Banking Act amends the Community Reinvestment Act to require that in the event a bank has interstate branches, the appropriate federal banking regulatory agency must prepare for such institution a written evaluation of (i) the bank’s record of performance; and (ii) the bank’s performance in each applicable state. Commencing June 1, 1997, interstate branches were prohibited from being used as deposit production offices; foreign banks were permitted to establish branches in any state other than its home state to the same extent that a bank chartered by the foreign bank’s home state may establish such branches; and certain procedural safeguards were imposed upon the Comptroller prior to preempting state laws regarding community reinvestment, consumer protection, fair lending and establishment of interstate branches, whether or not related to interstate branching. It is impossible to ascertain at this time with any degree of certainty what impact the Interstate Banking Act will have on the banking industry in general or the Bank in particular.

The changes effected by the Interstate Banking Act may increase the competitive environment in which the Bank operates in the event that out-of-state financial institutions directly or indirectly enter the Bank’s market areas. It is expected that the Interstate Banking Act will accelerate the consolidation of the banking industry as a number of the largest bank holding companies attempt to expand into different parts of the country that were previously restricted. However, at this time, it is not possible to predict what specific impact, if any, the Interstate Banking Act will have on the Bank, the competitive environment in which it operates, or the impact on it of any regulations to be proposed under the Interstate Banking Act.

Riegle Community Development and Regulatory Improvement Act of 1994.

In September 1994, President Clinton signed into law the Riegle Community Development and Regulatory Improvement Act of 1994 (the “Regulatory Improvement Act”). The Regulatory Improvement Act provides regulatory relief for both large and small banks by, among other things, reducing the burden of regulatory examinations, streamlining bank holding company procedures and establishing a formal regulatory appeals process. The Regulatory Improvement Act also addresses a variety of other topics, including, but not limited to, RESPA, call reports, insider lending, money laundering, currency transaction reports, management interlocks, foreign accounts, mortgage servicing and credit card receivables. The most salient provisions of the Regulatory Improvement Act are set forth below.

Regulatory Examinations. The Regulatory Improvement Act greatly expands the number of small banks eligible for extended examination cycles. Prior to this legislation, all banks must be examined annually, with only well-capitalized and well-managed CAMEL 1-rated banks under $100 million in assets granted an 18-month cycle. The Regulatory Improvement Act (i) permits CAMEL 1-rated banks with under $250 million in assets to be examined every 18 months; (ii) with certain eligibility requirements, allows well-managed and well-capitalized CAMEL 2-rated institutions with no more than $100 million in assets to be examined every 18 months; and (iii) grants federal bank regulatory agencies the authority, two years from the date of enactment of this legislation, to permit well-managed and well-capitalized CAMEL 2-rated banks with $250 million in assets or less that 18-month examination cycle if consistent with safety and soundness principles.

Bank Holding Company Procedures. The Regulatory Improvement Act provides new procedures for forming a bank holding company. Under the new procedures, a one-bank holding company may be formed 30 days after filing a notification with the appropriate Federal Reserve Bank, containing information similar to that previously required in the then applicable bank holding company application. This streamlined procedure is available only for entities where the shareholder interests before and after the reorganization remain essentially the same, the bank is either well-capitalized or adequately-capitalized after the reorganization, the bank holding company meets all of the capital and other requirements of the FRB, and the bank holding company does not engage in any activities other than managing or controlling a subsidiary bank(s). Additionally, the Regulatory Improvement Act formally amends the Securities Act of 1933 to provide that securities issued by a bank holding company in its initial reorganization are securities exempt from federal registration requirements and, therefore, no registration statement is required to be filed with the SEC in connection with the reorganization. To qualify for such an exemption, (i) the bank holding company must have no significant assets other than the securities of the bank, (ii) the shareholders must maintain the same proportional interest before and after the reorganization, and (iii) the bank holding company must have the same assets and liabilities on a consolidated basis as the bank prior to the reorganization. This securities exemption is not available for future offerings of securities of the reorganized holding company.

Regulatory Appeals. The establishment by each of the federal bank regulatory agencies of an internal regulatory appeals process for all insured depository institutions was required by the Regulatory Improvement Act within six months of the legislation’s enactment, to review material supervisory determinations at insured institutions. The appeals process must include appropriate safeguards to protect an institution from retaliation by examiners. Each such agency is also required to appoint an ombudsman to act as a liaison to facilitate this process. The Comptroller has an ombudsman in place and both the Comptroller and the FDIC have internal appeals processes in place.

Other Provisions. In addition to the provisions described above, the Regulatory Improvement Act, among other things, (i) allows regulators to issue guidelines instead of regulations on asset quality, earnings and stock valuation standards, and to exclude bank holding companies from such requirements; (ii) provides an exemption from RESPA requirements for certain business and agricultural transactions; (iii) repeals the requirement that call report data be published in local newspapers; (iv) eliminates the requirement that prior approval of the board of directors be granted before an institution may make a loan to an executive officer that is secured by a first lien on that officer’s residence; (v) reduces the geographic residency requirements for national bank boards of directors; (vi) reduces the waiting period before effecting a merger after receipt of all regulatory approvals from 30 to 15 days in certain circumstances; (vii) streamlines the current money laundering laws and currency transaction reporting requirements; (viii) provides relief in the collateralization of public deposits in order to provide banks and public entities with greater comfort with respect to the risk of loss of such deposits; (ix) amends the Depository Institution Management Interlocks Act by adding certain conditions to management interlocks and extending the grandfathering authority for otherwise prohibited management interlocks for an additional five years; (x) clarifies the potential contractual liability of banks for foreign accounts; (xi) reduces calculation and disclosure requirements under the mortgage servicing transfer rules; and (xii) grants the FDIC the authority to waive its right of repudiation on sales of credit card receivables.

Although the above-described provisions as well as numerous other provisions of the Regulatory Improvement Act should reduce the regulatory burden currently imposed on banks, it is not possible to ascertain the precise effect such provisions will have on the Bank.

MANAGEMENT

Executive Officers and Organizing Directors

The table on the following pages shows the present executive officers and organizing directors of the Bank, their addresses, their ages, their relationships to the Bank, and the number and percentage of shares offered hereunder for which each of them has indicated an intention to subscribe. All of the organizing directors served as organizers of the Bank.

			Anticipated Beneficial Stock Ownership[1]
				Approximate Percentage of this Offering
Name and Address	Relationship to Bank	Age	Number of Shares	If 640,000 Shares Are Sold	If 800,000 Shares Are Sold
Robert M. Fey 2000 Madrona Drive Palm Springs, CA 92264	Vice Chairman of Organizing Board, Organizing Director	55	10,000	1.56%	1.25%
Marshall M. Gelfand 611 Linda Vista Drive Palm Springs, CA 92262	Organizing Director	70	10,000	1.56%	1.25%
Michael David Harris, Sr. 64-505 Via Amante Palm Springs, CA 92264	Organizing Director	62	10,000	1.56%	1.25%
Stephen G. Hoffmann 75-313 14th Green Drive Indian Wells, CA 92210	President, Chief Executive Officer and Organizing Director	53	10,000	1.56%	1.25%
Milton W. Jones 422 North Farrell Drive Palm Springs, CA 92262	Organizing Director	67	10,000	1.56%	1.25%
Kipp I. Lyons 1175 Los Robles Drive Palm Springs, CA 92262	Secretary, Organizing Director	41	10,000	1.56%	1.25%
Richard Shalhoub 70590 Camellia Court Rancho Mirage, CA 92270	Organizing Director	55	10,000	1.56%	1.25%
Thomas Suitt 38315 Maracaibo Circle West Palm Springs, CA 92264	Chairman of Organizing Board, Organizing Director	61	10,000	1.56%	1.25%

[1]	Except as otherwise noted, may include shares held by such person’s spouse (except where legally separated) and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a beneficiary and trustee with sole voting and investment power (or shared power with a spouse); shares held in street name for the benefit of such person; or shares held in an Individual Retirement Account or pension plan as to which such person is the sole beneficiary and has pass-through voting rights and investment power.

[2]	Less than 1.0%.

			Anticipated Beneficial Stock Ownership
				Approximate Percentage of this Offering
Name and Address	Relationship to Bank	Age	Number of Shares	If 640,000 Shares Are Sold	If 800,000 Shares Are Sold
Jonathan Wick 279 W. Overlook Lane Palm Springs, California 92264	Senior Vice President, Chief Financial Officer and Cashier	38	100	*	*
Robert Cross 42 La Cerra Rancho Mirage, California 92270	Senior Vice President, Chief Lending Officer	59	500	*	*
Organizing Directors and Executive Officers as a Group (10 persons)

			80,600	12.59%	10.08%

The Comptroller has the authority to disallow any of the above persons from assuming his or her designated position. In addition, each of the foregoing organizing directors will stand for election to the Board of Directors at the First Meeting of Shareholders to be held before the Bank opens for business.

Background and Business Experience of Executive Officers and Organizing Directors

The following discussion provides information concerning the backgrounds and business experience of the named individuals, all of whom will be serving as directors and/or executive officers of the Bank, as well as in such additional capacities as may be described below.

ROBERT M. FEY has been a resident of Palm Springs for the last 40 years. After receiving his MBA in Accounting from UCLA, Mr. Fey pursued a career in accounting first as a partner in his accounting firm of Hochman & Fey, CPAs and then as the Manager of Tax and Financial Planning of Mattel, Inc. Mr. Fey is a Certified Public Accountant.

Over the last 25 years Mr. Fey has been the President of Fey’s Canyon Realtors. He also serves as the President of Fey’s Canyon Financial Services, a financial management company, and Fey’s Canyon Estates, Inc., a mortgage banking company. Mr. Fey’s banking experience includes serving as Senior Real Estate Advisor of the Bank of California (1987-1993) and Chief Financial Officer of Bank of Palm Springs (1984-1987), where he also developed and managed the bank’s Mortgage and Escrow divisions.

Mr. Fey was a Director of the Bank of Palm Springs from 1979 until the Bank’s merger with Union Bank of California in 1987. In addition to being the Bank’s Chief Financial Officer, he served as its Corporate Secretary. He has extensive bank committee experience, including positions on the Real Estate Construction Finance, Investment, Audit, Compensation/Stock Options, Loan, and Real Estate Services Committees, and Investment Committee.

Mr. Fey is an active member of a number of civic and professional organizations, currently serving as Vice Chairman of the Agua Caliente Development Authority, Treasurer of the Wall of Life/City of Hope and President of the Mizell Senior Center Endowment Fund. Mr. Fey is also regional Chairman of the Planned Giving Advisory Board for the University of California Riverside. Mr. Fey is a past President of the Palm Springs Board of Realtors and a member and past Regional Vice President of the California Association of Realtors.

MARSHALL M. GELFAND is a Certified Public Accountant, specializing in the entertainment industry. For the last 30 years he has been serving the CPA firm of Gelfand, Rennert & Feldman, first as a Managing Partner, then as a Partner when the firm became a division of Coopers & Lybrand in 1989. Mr. Gelfand retired as Partner in 1994. He continues as an employee of Coopers & Lybrand. Mr. Gelfand was a Director of Palm Springs Savings Bank from 1981 to 1996, when the bank merged with Hemet Federal Savings and Loan Association. His service with the bank, included Chairman of the Asset and Liability Committee, and a Member of Loan Finance and Compensation Committees. Mr. Gelfand holds a JD degree from the New York University - School of Law. His military service includes a total of 3 years in the U.S. Navy with an honorable discharge. Mr. Gelfand served in the U.S. Navy from 1946 to 1948 and 1951 to 1953.

Mr. Gelfand is an active member of the Palm Springs community, where he has resided for over 23 years. He serves as the Past President and current Treasurer of the Palm Springs Desert Museum and Palm Springs Friends of the Philharmonic, in addition to being the Treasurer of Barbara Sinatra’s Children Center. Mr. Gelfand is a Director of the Agua Caliente Development Authority.

MICHAEL D. HARRIS, SR., is an attorney and a Partner in the Law Offices of Best Best & Krieger where he presently serves as Partner in Charge of the Palm Springs/Rancho Mirage office. During his 24 years with Best Best & Krieger, Mr. Harris has served as the Chairman of the business department, a member of the policy board and a member of the Executive Committee. Following receipt of his JD degree from the University of North Carolina in 1973, Mr. Harris moved to Palm spring and began his career with Best Best & Krieger. His professional experience also included a two year employment with Security Pacific National Bank as a management trainee and loan officer.

Mr. Harris served in the United States Air Force and the United States Naval Academy from 1950 to 1960. Mr. Harris has been actively involved with various civic and professional organizations, including the BoyScouts of America where he presently serves as a member of the National Board of Directors and the chair of various national committees. He is also a member of the Board of Directors of the California Inland Empire Council of Boy Scouts. He is a member of the American California and Riverside County Bar Associations. His previous services in the community include serving as the Chairman of the Palm Springs Planning Commission, a Director of Desert Hospital in Palm Springs and active in The Palm Springs Club and the Palm Springs Desert Museum. He has also served for several years as the National President of the United Methodist Church Scouting Association.

STEPHEN G. HOFFMANN moved to Palm Springs more than nine years ago to become President and Chief Executive Officer of Palm Springs Savings Bank. He served in that capacity until September of 1996, when Palm Springs Savings Bank merged with Hemet Federal Savings and Loan Association, at which time he became President of Hemet Federal, a position he resigned in January 1997. Since February 1997 Mr. Hoffmann served as the Vice-Chairman in charge of Corporate Development at First Community Bank in Indian Wells, before resigning in October, 1997 to become the President of Canyon National Bank (In Organization). Mr. Hoffmann also served as a director of First Charter Bank and currently serves as a Director of Monterey Bay Bank and its holding company Monterey Bay Bancorp. Mr. Hoffmann’s extensive banking experience also includes various positions with several Arizona and New York banks in a twenty-year span prior to moving to Palm Springs. Mr. Hoffmann is an active member of the Palm Springs community, involved in a variety of civic and professional organizations. He was the Treasurer and Founding Director of the Coachella Valley Economic Partnership, currently Secretary and Past Treasurer of United Way of the Desert, and a past President of the Palm Springs Chamber of Commerce. Furthermore, he serves as Director for the following organizations: American Heart Association, Braille Institute, Desert Hospital, Palm Springs Desert Museum and Palm Springs Charities.

Mr. Hoffmann’s education credentials include an MBA in Finance/Economics and a BA in Accounting, both from St. John’s University in New York.

MILTON W. JONES has been a resident of Palm Springs for over 40 years. He is the President/Owner of Desert Publications, Inc., a multi-media and publishing company he has owned since 1965. Prior to that, he was the President of Taylor/Jones, an advertising company. Mr. Jones was the Vice Chairman of Palm Springs Savings Bank

for 16 years, until the bank merged with Hemet Federal Savings and Loan Association in September 1996. He also served on the Compensation, Loan and Site Committees of the Board of Director of the bank.

Mr. Jones is an active member of the Palm Springs community, with affiliations to numerous non-profit and professional organizations. He serves as a Director of the Indian Wells Town Hall Meeting, Secretary of Palm Springs Economic Development Corporation, past President of Desert Press Club, and Committee 25 Palm Springs.

KIPP I. LYONS has been a resident of Palm Springs for 26 years. Mr. Lyons, a sole practioner, has maintained the Law Office of Kipp Ian Lyons for the last nine years. Prior to that, he was an associate attorney with the Palm Springs law firm of Schlecht, Shevlin & Shoenberger, which he joined in 1982 after receiving his JD degree from Loyola University of Los Angeles.

Mr. Lyons is actively involved in a number of civic and fraternal organizations. He has served as President of the following organizations: Palm Springs Lions Club, The Boys and Girls Club of Palm Springs, and the Student Body President of Palm Springs High School. He is also a Director of the Agua Caliente Development Authority, the Jewish Federation of Palm Springs, and Temple Isaiah Community Center. Mr. Lyons’ professional affiliations include the membership with the State Bar of California, the State Bar of Washington, and the Desert Bar Association. Mr. Lyons is a member of the board of trustees for the Desert Bar Association.

RICHARD SHALHOUB is the owner and operator of ten McDonalds’ restaurants, a business he started in 1984 when he moved to Rancho Mirage from Beverly Hills. He is directly responsible for all phases of the restaurants’ operations including training, administration, marketing, finance and project development. Prior to moving to Rancho Mirage, Mr. Shalhoub was the President of Galleon Produce Co., Inc. Mr. Shalhoub actively supports a number of professional and civic organizations. He is the current Chairman of the Mt. San Jacinto Winter Park Authority, past President of the Palm Springs Chamber of Commerce and the Palm Desert Chamber of Commerce, and a Director of the Agua Caliente Development Authority.

THOMAS SUITT has resided in Palm Springs for the past 33 years. Mr. Suitt was the Chairman of the Board of Palm Springs Savings Bank from its inception in 1979 to 1996, when the bank was merged with Hemet Federal Savings and Loan Association. Mr. Suitt was also a member of the Loan, Asset-Liability and Compensation Committee of the Board of Directors of the bank. He was also instrumental in organizing the Republic Bank, Gardena, California in 1971. He is the President and Owner of Suitt Ventures, Inc., a Palm Springs real estate investment company he created in 1991. Mr. Suitt was a California State Assemblyman from 1974 to 1978. His past professional activities also include serving as the Chairman of Hospital Billing Analysis, Inc.

Mr. Suitt is active in local civic and professional organizations. He is the Chairman of the Desert Hospital Board of Trustees, Co-Chairman of the Palm Springs Economic Development Corporation, and a Commission Member of the Agua Caliente Tribal Gaming Commission. He has formerly been a Board Member of the Angel View Crippled Children Hospital and the Coachella Valley Housing Coalition. He is on the Board of Trustees for the University of California Riverside Foundation.

Compensation and Stock Option Plan

The Bank will employ Stephen G. Hoffmann as its President and Chief Executive Officer and has entered into an employment agreement with him dated as of March 1, 1998. The agreement provides for a term of one year commencing with the date of preliminary approval by the Comptroller of the Application to Organize the Bank, subject to annual extension for successive one-year periods unless the Bank or Mr. Hoffmann shall elect not to extend within 60 days of its then scheduled expiration date. Mr. Hoffmann will receive a base salary of an annual rate of $135,000 prior to the opening of the Bank and $160,000 thereafter, discretionary bonuses of up to 30% of base salary, use of a Bank-owned or leased car, expense reimbursement, and customary medical and dental insurance benefits. Additionally, Mr. Hoffmann will be entitled to severance benefits equal to 90 days salary upon termination of his employment without cause. The terms of such employment agreement are subject to regulatory approval.

The organizing directors are not presently receiving any fees for their attendance at board meetings and committee meetings or for performing other services in connection with the organization and operation of the Bank.

Furthermore, they will not receive such fees prior to the Bank’s commencement of operations. However, the Board of Directors may authorize the payment of directors’ fees after the Bank has commenced operations if such fees appear to be appropriate.

The Bank intends to adopt a 401(k) Plan or simple IRA in addition to customary employee benefits.

The organizing Board of Directors intends to adopt a Stock Option Plan (the “Plan”), subject to approval by the holders of a majority of the Bank’s outstanding Common Stock. Under the proposed Plan, options maybe granted covering up to 7% of the Bank’s initial issuance of Common Stock to employees of the Bank but not to its directors who are not full-time employees. All options must be granted at an exercise price of not less than 100% of the fair market value of the shares on the date of grant, with an exercise period of not longer than ten years. The Plan will be designed to qualify options granted thereunder to full-time salaried officers and employees as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. For any optionee, the aggregate fair market value (determined at the time of grant) of stock with respect to which incentive stock options are first exercisable by such optionee during any one calendar year may not exceed $ 100,000. Options in excess of this amount, or which otherwise do not meet statutory requirements, will be deemed “non-qualified” options for federal tax law purposes. The Bank intends to file a registration statement with the Comptroller covering all shares of Common Stock subject to the Plan.

Subject to the receipt of all requisite shareholder and regulatory approval, Stephen G. Hoffmann, President and Chief Executive Officer, will receive an option to acquire 4% of the total shares issued and outstanding as of the opening of the Bank vesting as to 25% of such shares on the opening of the Bank, and 25% on each of the next three annual anniversaries of such date.

Certain Transactions

There are no existing or proposed material interests or transactions between the Bank and/or any of its officers or organizing directors outside the ordinary course of the Bank’s business, except as indicated herein. The Tribe has advanced approximately $131,310 to date in funds for the purpose of covering, in part, the Bank’s initial organizational expenses and costs. Funds expended by the Tribe for organizational expenses are to be reimbursed, without interest, by the Bank, to the extent such expenses are approved by the Comptroller, after the Bank commences business. (See “USE OF PROCEEDS” herein.) Additionally, the Tribe may provide funds or borrow funds to pay for the Bank’s additional organization expenditures (as well as for certain non-organizational expenditures such as furniture, fixtures and equipment which will be needed prior to opening, which advances for non-organizational expenditures may be repaid with interest by the Bank). Monies borrowed to pay organizational expenses and costs, expenses incident to raising capital and pre-opening capital expenditures properly to be borne by the Bank, including interest and other charges related thereto, will be repaid by the Bank from the proceeds of this Offering, subject to the approval of the Comptroller.

Certain of the officers and organizing directors of the Bank may borrow a portion of the purchase price of shares to be subscribed by them in this Offering. Such borrowings may be obtained from the Bank’s correspondent banks in accordance with applicable law, but will not be conditioned upon the use of inter-bank deposits as compensating balances therefor. Under applicable law, the terms of any loans obtained by the Bank’s officers and directors from one or more of the Bank’s correspondent banks may not be more favorable than the terms for similar loans which are available to borrowers of similar creditworthiness.

It is anticipated that the directors and officers of the Bank, and the companies with which they are associated, will have banking transactions with the Bank in the ordinary course of business. It is the firm intention of the Board of Directors that any loans and commitments to lend included in such transactions will be made in accordance with all applicable laws and regulations and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness. Transactions between the Tribe and the Bank will be limited by the terms of one or more Commitment Letters between the Tribe and federal banking authorities. See “PRINCIPAL SHAREHOLDERS - Transactions with the Tribe” herein.

The Bank’s Articles of Association provide, among other things, for the indemnification of the Bank’s directors, officers and agents, and authorize the Board to pay expenses incurred by, or to satisfy a judgment or fine rendered or levied against, such agents in connection with any personal legal liability incurred by that individual while acting for the

Bank within the scope of his or her employment. Such provisions of the Bank’s Articles of Association are subject to certain limitations imposed under California law, federal law and by the Comptroller. For example, under California law, directors remain personally liable for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law or for any transaction from which the director derived an improper personal benefit. Under the federal Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990, indemnification payments may be prohibited by the regulatory authorities if the Bank is insolvent, is in conservatorship or receivership, is in troubled condition, or has a CAMEL rating of 4 or 5, and if the regulatory authority believes that the party who is to receive the indemnification payment has violated banking laws or regulations, breached a fiduciary duty, or is otherwise responsible for substantial loss to the bank. Additionally, any indemnification payments must meet the requirements of the Comptroller’s regulations and interpretive rulings, which currently require that such payments to an “institution-affiliated party”, with respect to administrative proceedings or civil actions initiated by federal banking agencies, must be reasonable and consistent with applicable provisions of the Federal Deposit Insurance Act and implementing regulations promulgated by the FDIC. It is the policy of the Organizing Board of Directors that the Bank’s directors shall be indemnified to the maximum extent permitted under applicable law and the Bank’s Articles of Association, and management anticipates obtaining liability insurance, when and if available, covering all of the Bank’s officers and directors. Notwithstanding the foregoing, the Comptroller may require the modification of any indemnification or proposed indemnification deemed to be a threat to the safety and soundness of a national bank.

The Bank’s Articles of Association currently provide for the limitation or elimination of personal liability of the Bank’s directors to the Bank or its shareholders for monetary damages for certain breaches of fiduciary duty. However, federal law provides that the FDIC may seek monetary damages from bank directors in cases involving gross negligence or any greater disregard of the duty of care, notwithstanding any provisions of state law which may permit limitations on director liability in such circumstances.

The Board of Directors also believes that both the limitation on director liability and the Bank’s policy regarding indemnification of officers and directors are important in order to help assure the continued ability of the Bank to recruit and retain competent officers and directors, and that effective corporate governance is hampered when officers and directors do not have the protections they have traditionally been provided against lawsuits “second-guessing” the prudence of business judgments made in good faith. According to published sources, the inability of companies to provide meaningful director and officer liability insurance, or alternative protection through indemnification or other means, has had a damaging effect on the ability of such companies to recruit and retain competent officers and directors. Although the Bank has not yet directly experienced this problem, the Bank’s Board of Directors believes that the Bank should take every possible step to ensure that the Bank will continue to be able to attract the best possible officers and directors.

It is also possible that services and equipment may from time to time be provided to the Bank by one or more organizing directors or members of the Board of Directors. It is the firm policy of the Board that any such transactions between the Bank and any members of its Board, or any person directly or indirectly related to a director, be made in strict accordance with applicable rules and regulations and on substantially the same terms as those available at the time for comparable transactions with disinterested persons.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Bank consists of 10,000,000 shares of Preferred Stock, par value $5.00 per share and 10,000,000 shares of Common Stock, par value $5.00 per share. (See “PRO FORMA CAPITALIZATION” herein.) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Bank is authorized to determine the rights, preferences, privileges and restrictions of each such series. No such determination has yet been made. Prior to any issuance of Preferred Stock of the Bank, the Bank will be required to obtain the prior approval of the Comptroller and also may have to obtain shareholder approval. Additionally, the organizing Board of Directors intends to allocate to its Stock Option Plan, subject to approval by the shareholders of the Bank, an amount equal to seven percent (7.0%) of the total number of shares of Common Stock sold pursuant to this Offering. (See “MANAGEMENT — Compensation and Stock Option Plan” herein.) The rights, preferences, privileges, restrictions and limitations of the Bank’s Common Stock are described below.

Voting Rights

All voting rights are vested in the holders of the Bank’s Common Stock, subject to any rights granted to any outstanding series of Preferred Stock. Such shareholders have cumulative voting rights for the election of directors. This means that a shareholder has the right to vote the number of shares owned by him or her for as many candidates as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as he or she deems appropriate.

Each share has the same rights, preferences and privileges as every other share. Each shareholder is entitled to one vote per share on any issue requiring a vote at any meeting (except as described above in connection with the election of directors), and will be entitled to participate in any liquidation, dissolution, or winding up on the basis of his or her pro rata share holdings.

Dividends

Management of the Bank presently intends to follow a policy of retaining earnings, if any, for the purpose of increasing the net worth and reserves of the Bank during its early years of operation. Accordingly, it is anticipated that no cash dividends will be declared during the early stages of the Bank’s development, and no assurance can be given that the Bank’s earnings will permit the payment of dividends of any kind.

The future dividend policy of the Bank will be subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, liquidity, and general business conditions. In addition, the Bank’s ability to make dividend payments will be subject to statutory and regulatory restrictions and, under certain circumstances, approval of the Comptroller may be required with respect to the issuance of dividends.

Each share of Common Stock will participate equally in dividends, which are payable when and as declared by the Board of Directors out of funds legally available for that purpose. No national bank may, pursuant to 12 U.S.C. Section 56, pay dividends from its capital; all dividends must be paid out of net profits then on hand, after deducting for expenses including losses and bad debts. The payment of dividends out of net profits of a national bank is further limited by 12 U.S.C. Section 60(a) which prohibits a bank from declaring a dividend on its shares of common stock until the surplus fund equals the amount of capital stock, or if the surplus fund does not equal the amount of capital stock, until one-tenth of the Bank’s net profits of the preceding half-year in the case of quarterly or semiannual dividends, or the preceding two consecutive half-year periods are transferred to the surplus fund before each dividend is declared.

Pursuant to 12 U.S.C. Section 60(b), the approval of the Comptroller shall be required if the total of all dividends declared by the Bank in any calendar year shall exceed the total of its net profits of that year combined with its net profits of the two preceding years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

The Comptroller has adopted guidelines which set forth factors which are to be considered by a national bank in determining the payment of dividends. A national bank, in assessing the payment of dividends, is to evaluate the bank’s capital position, its maintenance of an adequate allowance for loan and lease losses, and the need to review or develop a comprehensive capital plan, complete with financial projections, budgets and dividend guidelines. Therefore, the payment of dividends by the Bank is also governed by the Bank’s ability to maintain minimum required capital levels and an adequate allowance for loan and lease losses. Additionally, pursuant to 12 U.S.C. Section 1818(b), the Comptroller may prohibit the payment of any dividend which would constitute an unsafe and unsound banking practice.

Liquidation Rights

A national bank may go into liquidation and be closed by the vote of the shareholders owning two-thirds of its stock. Liquidation may also be effected in whole or in part through the sale of all or a portion of a bank’s assets to, and the assumption of all or a portion of its deposit liabilities by, another bank. In the event of a liquidation or sale of the Bank, each share would receive an equal portion of the proceeds of such liquidation or sale. A purchase and sale agreement by which the Bank would be sold would also have to be approved by shareholders owning two-thirds of the

Bank’s outstanding Common Stock, unless an emergency exists. In the event of an emergency, the Comptroller may specifically waive the requirement of shareholder approval.

Vote Required to Amend

The Articles of Association may be amended by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock, which are represented at a special or regular shareholders’ meeting or are acting by written consent, unless the matter which is the subject of the vote or written consent action requires the approval of a greater number of shares. For example, an increase in authorized capital must be approved by the affirmative vote or written consent of two-thirds of the outstanding shares.

Absence of Preemptive Rights

Holders of the Common Stock of the Bank do not have preemptive rights. Preemptive rights would allow shareholders to subscribe for additional shares on a pro rata basis when and if such additional shares were offered for sale by the Bank, thus allowing shareholders to maintain their percentage ownership interest in the Common Stock of the Bank. Since shareholders do not have preemptive rights, if additional shares of Common Stock are sold by the Bank, this will dilute the ownership interest of the existing shareholders of the Bank.

Issuance of Debt Securities

From time to time, with the approval of the Comptroller, the Bank may issue debt securities, such as subordinated notes and debentures, without the approval of shareholders. Those securities would have a superior claim to those of the shareholders. In the event of a liquidation, such debt securities would have to be paid before the shareholders received any share of the proceeds of such liquidation. The Bank presently has no plans to issue debt securities in the foreseeable future.

Assessment

The Bank’s Common Stock offered hereby will be subject to assessment by the Comptroller pursuant to 12 U.S.C. Section 55, as amended, which provides, among other things, that if the capital stock of a national bank shall be impaired by losses or otherwise (a bank’s capital is impaired when its accumulated losses exceed its surplus), the Comptroller may require payment of the deficiency by the Bank, by assessment upon its shareholders pro rata. If any shareholder shall fail to pay any such assessment after three months’ notice, the stock of such shareholder, to the extent necessary, shall be sold to make good the deficiency. Any such assessment would be limited to the proceeds of the sale of such stock, which would be conducted at a public auction, and shareholders would not be subject to personal liability for the payment of such an assessment.

Miscellaneous

The Common Stock will have no conversion or redemption rights or sinking fund provisions applicable thereto.

PRINCIPAL SHAREHOLDERS

It is anticipated that the Agua Caliente Band of Cahuilla Indians (the “Tribe”) will purchase up to 45% of the total shares sold in this Offering, representing 288,000 shares if 640,000 shares are sold in this Offering and 360,000 shares if 800,000 shares are sold in this Offering. Except for the shares to be issued to the Tribe, there are no known arrangements, either formal or informal, between the Bank and any organizing director, officer, or member of the investing public for the purchase of shares of common stock which would result in any person owning beneficially 10% or more of the common stock offered hereby.

Agua Caliente Band of Cahuilla Indians

The Tribe, which presently consists of approximately 275 members, was first recognized by an executive order, dated December 27, 1875, executed by President Grant. The Tribe was subsequently reorganized under the terms of the Indian Reorganization Act of 1934. It operates as a sovereign, federally recognized Indian tribe under a constitution and bylaws approved in 1995. The Tribe is a substantial land owner and has substantial business interests in the Coachella Valley, including the Spa Hotel and Casino.

Voting and Stock Transfer Agreement

The Bank and the Tribe have entered into a Voting and Stock Transfer Agreement, dated as of February 19, 1998, governing the voting and the transfer of the shares of the Bank owned by the Tribe (the “Agreement”). The provisions of the Agreement will apply to all shares held by the Tribe (“Subject Shares”), whenever and however acquired during its term. The Agreement will terminate as to any Subject Share upon its sale in compliance with the provisions of the Agreement and the receipt of any necessary regulatory approvals from federal banking agencies. It will terminate as to all Subject Shares once the Tribe, including its subordinate organizations and affiliates, holds less than 10% of the total outstanding shares of the Bank. Subject to receipt of any prior approval of any federal banking authority required to approve any change in control resulting from such termination, the Agreement may also be terminated in its entirety (a) upon written agreement of the Bank and the Tribe; and (b) at the election of the Tribe in the event the Bank shall fail to satisfy any minimum regulatory capital standard imposed under federal banking law or by any capital directive, regulatory agreement or order respecting the Bank issued by any federal banking authority, including the Comptroller, as of the end of two consecutive calendar quarters.

As long as shares remain Subject Shares under the Agreement, they will be represented and voted at each meeting of shareholders proportionally with the shares held by other shareholders represented and voted at the meeting. The effect of this requirement is that during the term of the Agreement the Tribe will not independently vote their shares and the results of any vote of shareholders will be determined solely by its other shareholders.

The Tribe has also agreed not to transfer shares to any unaffiliated third party during the first five years the Bank is open for business, and that it will not sell the shares other than for cash and shall not pledge the shares in connection with any loan.

If the Tribe desires to sell any Subject Shares other than to a subordinate organization or affiliate, in a transaction or series of related transactions involving 5% or more of the total issued and outstanding shares of the Bank, a notice (“Sale Notice”) must first be given to the Bank respecting the terms of the proposed sale. The Bank shall have a period of six months from its receipt of the Sale Notice to arrange for the sale of such shares to one or more purchasers designated by the Bank at the price and on the terms specified in the Sale Notice. In the event (a) the Bank shall fail to identify a purchaser during such six month period; (b) the purchaser is unwilling to agree during such six month period to acquire the shares on the terms set forth in the Sale Notice; or (c) the purchaser is unable to complete the purchase within the earlier to occur of (i) one year from the date of the Sale Notice, and(ii) 30 days following the date of receipt of any necessary regulatory approval and the expiration of any waiting period applicable thereto, the Tribe shall be free to dispose of such shares at a price and on terms no more favorable to the purchaser than those proposed in the Sale Notice.

In addition to the right provided to the Bank to place or arrange a sale of Subject Shares, if the Tribe proposes to sell a block of shares amounting to 20% or more of the total outstanding shares of the Bank, and the Bank does not exercise its right to place or arrange such a sale, the Tribe must provide an opportunity to all the other shareholders of the Bank to include their shares in the sale on the same basis as the shares of the Tribe (a “Tag Along Right”). Each other shareholder shall be entitled to include in such sale such shareholder’s proportionate share of the total number of Subject Shares proposed to be sold multiplied by the percentage of the total issued and outstanding shares of the Bank represented by the shares of such shareholder. To the extent the purchaser is unwilling to increase the total number of shares to be purchased to include all the Subject Shares proposed to be transferred by the Tribe and all shares that the other shareholders desire to include in such sale, the number of Subject Shares to be sold by the Tribe shall be reduced so as to permit each of the other shareholders electing to sell the right to sell to the purchaser up to that number of shares equal to (a) the total shares of such purchaser has agreed to purchase multiplied by the number of shares proposed to be sold by the electing shareholder, and (b) divided by the sum of all Subject Shares proposed to be sold by the Tribe and the shares proposed to be sold by all other electing shareholders.

The Board of Directors of the Bank may waive compliance with any of the provisions applicable to transfer of shares of the Tribe on behalf of the Bank, including the right of the Bank to place any shares desired to be sold by the Tribe and the Tag Along Rights that would otherwise be provided to shareholders in connection with certain sales.

Commitment Letters

As a condition to the organization of the Bank and the granting by the Comptroller of approval to organize the Bank, the Tribe has entered into a Commitment Letter, dated February 19, 1998, with the Comptroller which constitutes a binding agreement of the Tribe and its subordinate organizations and affiliates.

Indian Tribes are, for many purposes, the equivalent of independent sovereign nations under the laws of the United States, and have many of the legal attributes of independent nations. The Comptroller has requested that the Tribe execute the Commitment Letter in order to allow the Comptroller and other federal banking authorities listed in the letter to enforce banking laws and regulations, and to obtain certain information.

Under the Commitment Letter, the Tribe (including its subordinate organizations and affiliates) agrees to provide all information requested in connection with any examination, investigation, action or proceeding by any federal banking authority regarding the enforcement of banking laws which arise out of or relate to transactions regarding the Bank, the direct or indirect ownership or control of the Bank by the Tribe, the operations or activities of the Bank or any institution affiliated party of the Bank under banking laws, or the compliance of the Tribe with the commitments in the Commitment Letter. The Tribe also agrees to provide the Comptroller with access to the books and records of the Tribe as required to the extent necessary to enable the Comptroller to examine fully the details of any transactions or series of transactions of the Bank with the Tribe.

By executing the Commitment Letter, the Tribe has consented to the jurisdiction of the federal courts and the federal banking authorities for all matters arising under the Commitment Letter, and investigations, possible investigations, actions, subpoenas, examinations or proceedings by federal banking authorities relating to any administrative enforcement action. The Tribe has also agreed that, for purposes of its dealings with the Bank, the Tribe and its insiders and insiders of its affiliates will be deemed to be subject to Regulation O of the Federal Reserve Board, and that the Tribe and any affiliated companies will be deemed to be affiliates of the Bank for purposes of Sections 23A and 23B of the Federal Reserve Act. The effect of these commitments will be generally to prohibit the Bank from extending credit to any insiders of the Tribe except on the same basis as its may extend loans to directors and other insiders of the Bank, which loans are subject to regulation under the provisions of Regulation O. Section 23A of the Federal Reserve Act generally applies to loans to, the purchase of assets from and other covered transactions with certain affiliates of the Bank. By applying Section 23A to the Tribe and its affiliated companies, permissible loan transactions with the Tribe and such affiliates will be extremely limited. No loan to or other covered transaction with an affiliate under Section 23A can exceed 10% of the capital and surplus of the Bank, and aggregate loans and other covered transactions with all affiliates may not exceed 20% of capital and surplus. Any loan must also be secured by acceptable collateral, consisting generally of cash and investment grade securities. Section 23B deals with services provided by affiliates, as well as loans and other covered transactions, and requires that the terms of such relationships be at least as favorable to the Bank as those available from unaffiliated parties.

The FDIC has advised the organizing directors that it will require the Tribe to enter into a separate Commitment Letter with the FDIC covering essentially the same matters as the Commitment Letter given to the Comptroller as a condition to approving the Bank’s application for insurance of accounts. As of the date of this Prospectus the FDIC has not delivered its proposed Commitment Letter to the Bank or the Tribe. However, the organizing directors have no reason to believe that the Tribe will be unwilling to execute the FDIC Commitment Letter.

Relationship of Organizing Directors to the Tribe

Certain of the organizing directors of the Bank are also members of the Board of Directors of the Agua Caliente Development Authority (“ACDA”), a subordinate organization established by the Tribe in 1989 to enhance the economic development of Tribal assets for the benefit of its members. The Board of Directors of the ACDA consists of 12 members of which 7 members must possess strong diverse backgrounds in real estate development, financial services, business development and related fields. Four of the 12 current directors of the ACDA are also organizing directors of the Bank, Robert M. Fey, Kipp I. Lyons, Richard Shalhoub and Marshall M. Gelfand. In addition, Thomas Suitt is a member of the Agua Caliente Gaming Commission, the authority regulating the Tribe’s gaming operations, and Michael D. Harris has served for six years as general counsel to the ACDA. None of the organizing directors is a member of the Tribe.

Transactions with the Tribe

The ACDA, on behalf of the Tribe, has advanced approximately $131,310 to date to pay organizational and other pre-opening costs and expenses of the Bank prior to opening. It is anticipated that the Tribe will continue to advance additional funds to cover such costs and expenses. Such funds may be reimbursed to the ACDA or the Tribe with the approval of the Comptroller following the opening of the Bank on the same terms as any expenses customarily advanced by organizers. Additionally, the Tribe may provide funds or borrow funds to pay for certain non-organizational expenditures such as furniture, fixtures and equipment, which advances for non-organizational expenditures may be repaid with interest by the Bank, subject to the approval of the Comptroller. (See “USE OF PROCEEDS” and “MANAGEMENT- Certain Transactions” herein.)

MARKETABILITY OF SECURITIES

Although the Common Stock being offered hereby will be freely transferable immediately upon issuance (except with respect to shares held by affiliates of the Bank), there can be no assurance that a public trading market for such stock will develop. Furthermore, even though the Common Stock may be bought or sold in over-the-counter markets through securities dealers, it is not anticipated that significant trading activities in such stock will take place for several years, if at all. Initially, the Bank’s Common Stock will not be eligible for listing on any national or regional exchange or on NASDAQ, and the Bank does not intend to seek any such listing.

AUDITORS

The Organizing Board of Directors has selected KPMG Peat Marwick, LLP, a certified public accounting firm, as the Bank’s auditors, which selection will be subject to ratification by the shareholders at the Bank’s First Meeting of Shareholders to be held prior to opening the Bank.

LITIGATION

The Bank is not a defendant in any pending legal proceedings and no such proceedings are known to be contemplated.

LEGAL MATTERS

The validity of the shares being offered hereby has been reviewed for the Bank by King, Purtich, Holmes, Paterno & Berliner, LLP, 1900 Avenue of the Stars, Twenty-Fifth Floor, Los Angeles, California 90067. However, subscribers should not construe such review as constituting an opinion as to the merits of this Offering.

FINANCIAL STATEMENTS

Attached to this Prospectus are a Statement of Condition as of December 31, 1997 (unaudited) and a Statement of Organization and Pre-Opening Expenses as of December 31, 1997 (unaudited). Those statements have been prepared by management without audit and reflect the Bank’s “in organization” status. See “USE OF PROCEEDS” and “PRO FORMA CAPITALIZATION” herein for information concerning organizational costs and pre-opening capital expenditures which will become liabilities of the Bank upon licensing, subject to the approval of the Comptroller.

CANYON NATIONAL BANK

(In Organization)

STATEMENT OF CONDITION

As of December 31, 1997

(Unaudited)

ASSETS
Capitalized Organizational Costs	$131,310

Total Assets	$131,310

LIABILITIES
Advances from Tribe	$131,310

Total Liabilities	$131,310

CANYON NATIONAL BANK

(In Organization)

ORGANIZATIONAL COSTS DETAIL

As of December 31, 1997

(Unaudited)

	12/31/97		Actual Costs 1/1/98 to 2/18/98		Estimated Costs from 2/19/98 to 6/30/98
ASSETS
Organizational Costs:
Personnel and Related	$	______	$	______	$208,190
Consulting Fees (Carpenter & Company)		76,030
Legal Fees (King, Purtich, Holmes)		11,830		4,983	45,017
Consulting Fees (Professional)		20,000		25,000	7,400
Insurance		______		______	25,000
Equipment		______		1,974	19,026
Filing fees		17,400		______	______
Promotion & Advertising		2,426		______	12,400
Telephone		527		451	8,049
Conferences & Meetings		354		145	5,358
Postage		______		192	5,308
Occupancy		______		______	5,000
Travel		2,200		496	______
Miscellaneous		543

Total Organizational Costs		$131,310		$33,241	$340,748

CANYON NATIONAL BANK

(In Organization)

COMMON STOCK

Minimum of 640,000 Shares

Maximum of 800,000 Shares

Offering Price $10.00 per share

(100 Share Minimum Investment)

PROSPECTUS

April 16, 1998

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers

See “MANAGEMENT — Certain Transactions” in the Prospectus (Part I of this registration statement) for a discussion of indemnification provisions affecting controlling persons, directors and officers of the registrant.

Item 25.	Other Expenses of Issuance and Distribution

Registration fee	$0
Printing and engraving	3,600
Legal fees and expenses	39,600
Accounting fees and expenses	0
Escrow agent fees	1,800
Postage	1,500
Miscellaneous	3,500

Total*	$50,000

*	Dollar amounts of all expenses shown are estimates only.

Item 26.	Recent Sales of Unregistered Securities

None.

Item 27.	Exhibits

3.1	Articles of Association*

3.2	Bylaws*

3.3	Amendment to By-Laws

4	Specimen Certificate of Common Stock*

5	Opinion of King, Purtich, Holmes, Paterno & Berliner, LLP*

10.1	Employment Agreement between registrant and Stephen G. Hoffmann*

10.2	Lease Agreement (Main Office)*

10.3	Voting and Stock Transfer Agreement*

10.4	Impound Account Agreement

23	Consent of King, Purtich, Holmes, Paterno & Berliner, LLP (1)*

24	Power of Attorney*

99	Subscription Application*

*	Previously filed

(1)	Contained in Exhibit 5 to this registration statement.

Item 28.	Undertakings

The undersigned registrant hereby undertakes to file with the Comptroller a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering or all of the securities in the event that the registrant does not receive its Charter from the Comptroller.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned, in the City of Palm Springs, State of California, on April 15, 1998.

CANYON NATIONAL BANK

(In Organization)

By:	/s/ Stephen G. Hoffmann
Stephen G. Hoffmann
President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Stephen G. Hoffmann Stephen G. Hoffmann	Organizing Director, President, Chief Executive Officer	April 15, 1998

* Robert M. Fey	Organizing Director	April 15, 1998

* Marshall M. Gelfand	Organizing Director	April 15, 1998

* Michael D. Harris, Sr.	Organizing Director	April 15, 1998

* Milton W. Jones	Organizing Director	April 15, 1998

* Kipp I. Lyons	Organizing Director	April 15, 1998

* Richard Shalhoub	Organizing Director	April 15, 1998

* Thomas Suitt	Organizing Director	April 15, 1998

*By:	/s/ Stephen G. Hoffmann
Stephen G. Hoffmann Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number		Sequentially Numbered
Page

3.1	Articles of Association*

3.2	Bylaws*

3.3	Amendment to By-Laws

4	Specimen Certificate of Common Stock*

5	Opinion of King, Purtich, Holmes, Paterno & Berliner, LLP*

10.1	Employment Agreement between registrant and Stephen G. Hoffmann*

10.2	Lease Agreement (Main Office)*

10.3	Voting and Stock Transfer Agreement*

10.4	Impound Account Agreement

23	Consent of King, Purtich, Holmes, Paterno & Berliner, LLP (1)*

24	Power of Attorney*

99	Subscription Application*

*	Previously filed

(1)	Contained in Exhibit 5 to this registration statement.